                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                            TREX MEDICAL CORPORATION

                                       AT

                              $2.15 NET PER SHARE

                                       BY

                         TREX MEDICAL ACQUISITION, INC.

                          A WHOLLY-OWNED SUBSIDIARY OF

                          THERMO ELECTRON CORPORATION

--------------------------------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON WEDNESDAY, NOVEMBER 22, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK OF TREX MEDICAL CORPORATION (THE "COMPANY") WHICH, TOGETHER WITH SHARES OWNED BY THERMO ELECTRON CORPORATION AND TREX MEDICAL ACQUISITION, INC., CONSTITUTES AT LEAST NINETY PERCENT (90%) OF THE OUTSTANDING SHARES OF THE COMPANY ON THE EXPIRATION DATE. AS OF SEPTEMBER 30, 2000, THERMO ELECTRON CORPORATION OWNED AN AGGREGATE OF 25,121,689 SHARES OF THE COMPANY'S OUTSTANDING COMMON STOCK, WHICH CONSTITUTED APPROXIMATELY 78.6% OF THE OUTSTANDING SHARES OF COMMON STOCK ON SUCH DATE. THE OFFER IS ALSO SUBJECT TO OTHER IMPORTANT TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE.
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR DETERMINED WHETHER THIS OFFER TO PURCHASE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIME.

                            ------------------------

                      The Dealer Manager for the Offer is:

                          J.P. MORGAN SECURITIES INC.

October 25, 2000

                                    SUMMARY

     Before you make any decision with respect to the tender offer, you should read the following summary together with the more detailed information included elsewhere in this Offer to Purchase. This summary and the remainder of this Offer to Purchase include information regarding the tender offer, the proposed subsequent short-form merger, Trex Medical Corporation and the position of Thermo Electron Corporation regarding the fairness of the terms of the tender offer and the merger.

- PRINCIPAL TERMS OF THE TENDER OFFER AND THE MERGER.

     - Tender Offer for All Outstanding Shares (page 29). Trex Medical Acquisition, Inc., a wholly-owned subsidiary of Thermo Electron Corporation, is offering to purchase in a tender offer all of the outstanding shares of common stock of Trex Medical Corporation that Thermo Electron does not currently own.

     - Affiliation of Trex Medical, Trex Medical Acquisition and Thermo Electron (pages 8 and 23). Trex Medical is a majority-owned subsidiary of Thermo Electron. Trex Medical Acquisition is a wholly-owned subsidiary of Thermo Electron. Certain officers and directors of Thermo Electron are also officers or directors of Trex Medical. See "Certain Information Concerning The Company" and "Certain Information Concerning The Purchaser And Thermo Electron."

     - Tender Offer Price (pages 8 and 40). The consideration being offered in the tender offer is $2.15 per share in cash. This price is equal to a premium of approximately 102% over the last reported sale price of Trex Medical common stock on the American Stock Exchange on the last trading date prior to the announcement, on October 17, 2000, of our intention to take Trex Medical private. The last reported sale price of Trex Medical common stock on the American Stock Exchange on October 23, 2000 was $2.0625 per share. For more information regarding the trading range of Trex Medical common stock, see "Price Range Of The Shares; Dividends."

     - Conditions to the Tender Offer (page 34). The tender offer is subject to a number of conditions, including the condition that enough shares of Trex Medical common stock are tendered and not withdrawn so that on the expiration date of the tender offer Thermo Electron and Trex Medical Acquisition will together own at least 90% of Trex Medical's outstanding shares. Assuming that no outstanding Trex Medical stock options are exercised, this 90% tender condition will be met if at least 3,632,049 shares of Trex Medical common stock are validly tendered and not withdrawn prior to the expiration date of the tender offer. See "The Tender Offer--Certain Conditions Of The Offer."

     - Trex Medical Shares Outstanding; Ownership by Thermo Electron (page
       8). As of September 30, 2000, Trex Medical had 31,948,597 shares of common stock outstanding. In addition, options to purchase 1,357,900 shares of Trex Medical common stock were outstanding at such date. Thermo Electron owned 25,121,689 shares of Trex Medical common stock, or approximately 78.6% of the outstanding shares of Trex Medical common stock, on September 30, 2000.

     - Expiration of the Tender Offer (page 29). The tender offer will expire at 12:00 midnight, New York City time, on November 22, 2000. We can elect at any time to extend the tender offer. If we extend the tender offer, we will issue a press release announcing the extension. See "The Tender Offer--Terms Of The Offer; Expiration Date."

     - Procedures for Accepting the Tender Offer and Tendering Shares (page
       31). In order for your shares of Trex Medical common stock to be purchased in the tender offer, you must follow the procedures described in "The Tender Offer--Procedures For Accepting The Offer And Tendering Shares" and in the accompanying Letter of Transmittal prior to the expiration of the tender offer.

     - Payment for Tendered Shares (page 30). If all of the conditions of the tender offer are satisfied or waived and your shares of Trex Medical common stock are accepted for payment, we will pay you for your shares promptly after the expiration of the tender offer. See "The Tender Offer--Acceptance For Payment And Payment For Shares."

     - Withdrawal Rights (page 34). You may withdraw shares that you have tendered at any time on or prior to November 22, 2000, or, if the tender offer is extended, prior to the expiration of the tender offer. Unless accepted for payment on or prior to December 22, 2000, you may also withdraw shares you have tendered at any time after that date. In order for a withdrawal to be effective, American Stock Transfer & Trust Company, the depositary for the tender offer, must receive your notice of withdrawal prior to the expiration of the tender offer at one of the addresses on the back cover of this Offer to Purchase. For more information on your withdrawal rights, see "The Tender Offer--Withdrawal Rights."

     - Subsequent Merger (pages 25 and 47). The tender offer is the first step in Thermo Electron's plan to take Trex Medical private. If the tender offer is completed, Thermo Electron and Trex Medical Acquisition will together own at least 90% of Trex Medical's outstanding shares. Promptly following the closing of the tender offer, Thermo Electron plans to contribute its shares of Trex Medical common stock to Trex Medical Acquisition. Thermo Electron would then cause Trex Medical Acquisition to merge with and into Trex Medical in a so-called "short-form" merger. After the merger, Trex Medical would be owned exclusively by Thermo Electron. Trex Medical Acquisition does not intend to enter into a merger agreement with Trex Medical or to seek the approval of the board of directors of Trex Medical for such merger. Stockholders of Trex Medical who do not tender their shares of Trex Medical common stock in the tender offer will not be entitled to vote their shares with respect to this merger, but will have a statutory right to demand a judicial appraisal of the fair value of their shares of Trex Medical common stock. See "The Merger; Appraisal Rights." The consideration in the merger would be the same $2.15 per share in cash as is payable in the tender offer. See "Special Factors--The Merger."

     - Other Possible Purchases of Trex Medical Common Stock (page 24). If, after the tender offer is completed but prior to consummation of the merger, the aggregate ownership by Thermo Electron and Trex Medical Acquisition of the outstanding shares of Trex Medical common stock should fall below 90% due to the exercise of outstanding options or for any other reason, Trex Medical Acquisition intends to acquire additional shares of Trex Medical common stock on the open market or in privately negotiated transactions to the extent required for the aggregate ownership of Trex Medical common stock by Thermo Electron and Trex Medical Acquisition to equal or exceed 90%. Any open market or privately negotiated purchases would be made at the market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the price of $2.15 per share in the tender offer and the merger. See "Special Factors--Other Possible Purchases Of Shares."

     - Source of Funds (page 46). The total amount of funds required for Trex Medical Acquisition to purchase all of the outstanding shares of Trex Medical common stock pursuant to the tender offer and the merger, assuming no outstanding options are exercised, and to pay related expenses is estimated to be approximately $15.7 million. Trex Medical Acquisition will obtain the funds to purchase the Trex Medical common stock in the tender offer and the merger from Thermo Electron as a loan or a capital contribution. Thermo Electron intends to use its own working capital to fund this loan or capital contribution. Because the tender offer and the merger are for cash and Thermo Electron has access to sufficient cash to fund the tender offer and the merger, we do not believe that the financial condition of Thermo Electron or Trex Medical Acquisition is relevant to your decision whether to tender your shares in the tender offer. See "Source And Amount Of Funds."

- THERMO ELECTRON'S POSITION ON THE FAIRNESS OF THE OFFER AND THE MERGER (PAGE
16).

     - Plan to Sell Trex Medical's Principal Businesses. On January 31, 2000, Thermo Electron announced a major reorganization of its operations to focus on its core instruments business. Because Trex Medical's operations are not part of that core business, Thermo Electron announced on January 31, 2000 that Thermo Electron and Trex Medical were seeking a buyer for Trex Medical. Thermo Electron and Trex Medical attempted to sell Trex Medical in its entirety during the first half of 2000 but did not receive any bids for all of Trex Medical. Consequently, Thermo Electron and Trex Medical determined to seek buyers for the principal components of Trex Medical's operations. On Septem-ber 15, 2000, Trex Medical sold its U.S. operations to Hologic, Inc. for $30 million in cash and a $25 million three-year secured promissory note. Trex Medical's only remaining operating business is Trophy Radiologie. Trex Medical currently is actively seeking purchasers for the businesses of Trophy Radiologie.

     - Assets and Liabilities of Trex Medical After Planned Sale of Trophy Radiologie. If Trex Medical succeeds in selling Trophy Radiologie, Trex Medical's principal assets will consist of:

       - the proceeds from the sale of its U.S. operations;

       - the proceeds from the planned sale of Trophy Radiologie. For purposes of preparing its financial analysis of the range of potential values of shares of Trex Medical's common stock in connection with this tender offer, Thermo Electron's financial advisor assumed that Trophy Radiologie would be sold for net proceeds in the range of $14 million to $17 million. The actual proceeds from the sale of Trophy Radiologie may be more or less than that amount;

       - the potential tax benefits of approximately $80 million of net operating loss carryforwards; and

       - cash and other current assets.

       In this event, Trex Medical's principal liabilities will consist of:

       - an $8 million note due to Thermo Electron;

       - contingent liabilities arising under a patent infringement claim against Trex Medical brought by Fischer Imaging Corporation involving Trex Medical's medical imaging business;

       - contingent liabilities under the asset purchase agreement entered into with Hologic, Inc. in connection with the sale of Trex Medical's U.S. operations, including customary contractual indemnities, an indemnity with respect to the Fischer patent infringement litigation and any post-closing purchase price adjustments. Trex Medical may also provide customary contractual indemnities to purchasers of Trophy Radiologie's businesses; and

       - miscellaneous current liabilities.

     - Why Thermo Electron Has Determined to Commence the Tender Offer at this Time. Thermo Electron has determined to commence the tender offer at this time to permit the stockholders of Trex Medical other than Thermo Electron to receive payment for their shares of Trex Medical common stock without the risks and potential delays related to the Fischer patent infringement litigation, the planned sale of Trophy Radiologie and the contractual indemnities arising out of the sale by Trex Medical of its businesses. Thermo Electron and Trex Medical expect to benefit from the tender offer, among other reasons, by eliminating Trex Medical's expenses and management diversion associated with being a public company. See "Special Factors -- Reasons For The Offer And The Merger."

     - Determination of Thermo Electron Special Committee as to Fairness. The board of directors of Thermo Electron appointed Samuel W. Bodman III, Marijn E. Dekkers, Jim P. Manzi and Richard F. Syron as a special committee of the board of directors of Thermo Electron with authority to set the terms of the tender offer and the merger and to determine whether the tender offer and the merger are fair to the public stockholders of Trex Medical. At a meeting held on October 16, 2000, the special committee of the board of directors of Thermo Electron determined that the terms of the tender offer and the merger are fair to the public stockholders of Trex Medical. In considering the fairness of the tender offer and the merger from a financial point of view to Trex Medical's public stockholders, the Thermo Electron special committee reviewed and relied in part upon an analysis of the range of potential values of the shares of Trex Medical common stock prepared by J.P. Morgan Securities Inc., the financial advisor to Thermo Electron in connection with the tender offer and the merger. Because Trex Medical recently sold its U.S. operations and is in the process of seeking buyers for the businesses of Trophy Radiologie, J.P. Morgan primarily used an analysis of the liquidation value of Trex Medical in considering the range of the potential values of the shares.

      J.P. Morgan is one of the financial advisors to Thermo Electron in connection with the reorganization of Thermo Electron and its subsidiaries described below. J.P. Morgan's analysis is directed only to the fairness of the consideration in the tender offer and the merger to Thermo Electron and not to Trex Medical's public stockholders and does not constitute a recommendation whether the public stockholders should tender their shares of Trex Medical common stock in the tender offer. For a discussion of the factors that the Thermo Electron special committee considered in making its determination as to the fairness of the tender offer and the merger and a summary of the financial analysis prepared by J.P. Morgan, see "Special Factors--Position Of Thermo Electron As To Fairness Of The Offer And The Merger" and "Special Factors--Summary Of The Advisor's Analysis And Opinion."

     - Trex Medical Independent Committee. On October 18, 2000 the board of directors of Trex Medical formed an independent committee of its board of directors, comprised of Dr. James W. May, Jr., to prepare Trex Medical's recommendation on Schedule 14D-9 to stockholders regarding the tender offer and the merger. The Trex Medical independent committee has retained its own counsel and financial advisor. See "Special Factors--Background To The Offer And The Merger--Independent Committee of the Company's Board of Directors."

     - Potential Conflicts of Interest. Thermo Electron is the majority stockholder of Trex Medical. Some of the officers and directors of Thermo Electron are also officers or directors of Trex Medical and own shares of common stock of, or hold options to purchase shares of common stock of, Thermo Electron and/or Trex Medical. As a result, there are various potential or actual conflicts of interest in connection with the tender offer and the merger. See "Special Factors--Conflicts Of Interest."

- CONSEQUENCES OF THE OFFER AND THE MERGER (PAGE 25).

     Completion of the tender offer and the merger would have the following consequences:

     - Thermo Electron would have complete control over Trex Medical's remaining business and other assets.

     - Thermo Electron would own 100% of the equity interest in Trex Medical and would solely have the benefit or detriment of any change in the value of Trex Medical's assets, including the net proceeds from the planned sale of Trophy Radiologie, and the amount of its liabilities, including any obligations with respect to the Fischer patent infringement litigation and contractual indemnities given by Trex Medical to the purchasers of its businesses.

     - The shares of Trex Medical would no longer be listed on the American Stock Exchange.

     - Trex Medical would no longer be subject to the requirements of the Securities Exchange Act of 1934, including requirements to file annual and other periodic reports or to provide the type of going-private disclosure contained in this offer to purchase.

     If you do not tender your shares of Trex Medical common stock and the tender offer is completed, your shares will remain outstanding until the subsequent merger of Trex Medical Acquisition and Trex Medical. After the merger, each of your shares will, subject to statutory appraisal rights, be converted into the right to receive $2.15 in cash, without interest.

- APPRAISAL RIGHTS (PAGE 47).

     If you tender your shares of Trex Medical common stock in the tender offer, you will not be entitled to exercise statutory appraisal rights under the Delaware General Corporation Law. If you do not tender your shares in the tender offer, upon the subsequent merger of Trex Medical Acquisition and Trex Medical, you will have a statutory right to dissent and demand payment of the judicially appraised fair value of your Trex Medical shares plus a fair rate of interest, if any, from the date of the merger. This value may be more or less than the $2.15 per share cash consideration in the tender offer and the merger. See "The Merger; Appraisal Rights."

- PURPOSE OF THE TENDER OFFER (PAGE 10).

     On January 31, 2000, Thermo Electron announced that its board of directors had authorized its management to proceed with a major reorganization of the operations of Thermo Electron and its subsidiaries. As part of this reorganization, Thermo Electron has acquired the public minority interests in most of its subsidiaries that had minority investors and has divested a variety of non-core businesses. Thermo Electron also plans to effect additional divestitures and to spin off its separation technologies and fiber-based products business and its medical products business in connection with the reorganization. The primary goal of the reorganization is for Thermo Electron and each of its spun-off subsidiaries to focus on their respective core businesses. The purpose of this tender offer and the proposed subsequent merger is to acquire the minority public interest in Trex Medical as part of Thermo Electron's overall reorganization and to permit Trex Medical's public stockholders to receive payment for their shares of Trex Medical common stock without the risks and potential delays related to the Fischer patent infringement litigation, the planned sale of Trophy Radiologie and the contractual indemnities given by Trex Medical to the purchasers of its businesses.

- FOR MORE INFORMATION (PAGE 41).

     More information regarding Trex Medical and Thermo Electron is available from their public filings with the Securities and Exchange Commission. See "Certain Information Concerning The Company" and "Certain Information Concerning The Purchaser And Thermo Electron."

     If you have any questions about the tender offer, please call the information agent, D.F. King & Co., Inc. If you are a banker or broker, call collect at (212) 425-1685. All others should call toll-free at (800) 549-6697.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................    2
INTRODUCTION................................................    8
SPECIAL FACTORS.............................................   10
THE TENDER OFFER............................................   29
CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................   39
PRICE RANGE OF THE SHARES; DIVIDENDS........................   40
CERTAIN INFORMATION CONCERNING THE COMPANY..................   41
CERTAIN INFORMATION CONCERNING THE PURCHASER AND THERMO
  ELECTRON..................................................   43
SOURCE AND AMOUNT OF FUNDS..................................   46
THE MERGER; APPRAISAL RIGHTS................................   47
FEES AND EXPENSES...........................................   50
MISCELLANEOUS...............................................   51

SCHEDULE I MEMBERS OF THE BOARDS OF DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER AND THERMO ELECTRON

SCHEDULE II   INFORMATION CONCERNING TRANSACTIONS IN THE COMMON STOCK OF THE
              COMPANY

SCHEDULE III  SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                                   IMPORTANT

     Any stockholder of the Company desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (1) complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by the Instructions to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a manually signed facsimile) or, in the case of a book-entry transfer effected pursuant to the procedures set forth in "The Tender Offer--Procedures For Accepting The Offer And Tendering Shares," an Agent's Message (as defined herein), and any other required documents to the Depositary (as defined herein), and either deliver the certificates representing such Shares to the Depositary along with the Letter of Transmittal (or a manually signed facsimile) or deliver such Shares pursuant to the procedures for book-entry transfer set forth in "The Tender Offer--Procedures For Accepting The Offer And Tendering Shares" or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply in a timely manner with the procedures for book-entry transfer, may tender such Shares by following the procedures for guaranteed delivery set forth in "The Tender Offer--Procedures For Accepting The Offer And Tendering Shares."

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent or the Dealer Manager, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

TO THE HOLDERS OF COMMON STOCK OF TREX MEDICAL CORPORATION:

                                  INTRODUCTION

     Trex Medical Acquisition, Inc. (the "Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Thermo Electron Corporation, a Delaware corporation ("Thermo Electron"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Trex Medical Corporation, a Delaware corporation (the "Company"), at a purchase price of $2.15 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES OWNED BY THERMO ELECTRON AND THE PURCHASER, CONSTITUTES AT LEAST NINETY PERCENT (90%) OF THE OUTSTANDING SHARES ON THE EXPIRATION DATE OF THE OFFER (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER IMPORTANT TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE "THE TENDER OFFER--CERTAIN CONDITIONS OF THE OFFER."

     As of September 30, 2000, there were 31,948,597 Shares outstanding and 1,357,900 Shares reserved for issuance pursuant to options (the "Options") outstanding as of such date under the Company's option plans. As of September 30, 2000, Thermo Electron owned 25,121,689 Shares, or approximately 78.6% of the outstanding Shares (75.4% assuming all outstanding Options are exercised). Of the Shares owned by Thermo Electron, 222,650 Shares have been reserved for issuance under stock options granted under Thermo Electron's stock option plans.

     Based upon the number of outstanding Shares as of September 30, 2000 and assuming no Options are exercised, 3,632,049 Shares must be tendered in the Offer in order to satisfy the Minimum Condition. Assuming all outstanding Options are exercised, 4,854,159 Shares must be tendered in the Offer in order to satisfy the Minimum Condition.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all fees and expenses of J.P. Morgan Securities Inc. ("J.P. Morgan"), which is acting as the Dealer Manager (the "Dealer Manager"), American Stock Transfer & Trust Company, which is acting as the Depositary (the "Depositary"), and D.F. King & Co., Inc., which is acting as the Information Agent (the "Information Agent"), in connection with the Offer. See "Fees And Expenses."

     This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase include certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding the intent, belief or current expectations of Thermo Electron and its Board of Directors, including statements concerning the planned sale of the Company's Trophy Radiologie subsidiary, the Company's assets and liabilities, Thermo Electron's strategies following completion of the Offer and its plans with respect to the acquisition of all of the equity interests in the Company. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     If the Offer is completed, Thermo Electron and the Purchaser together will own at least 90% of the Shares. Promptly following the closing of the Offer, Thermo Electron plans to contribute its Shares to the

Purchaser. Thermo Electron would then cause the Purchaser to merge with and into the Company in a so-called "short-form" merger between the Company and the Purchaser (the "Merger"). After the Merger, the Company would be owned exclusively by Thermo Electron. Stockholders of the Company who do not tender their Shares in the Offer would not be entitled to vote on the Merger, and each of their Shares would, subject to statutory appraisal rights, be converted into the right to receive the Offer Price in cash, without interest.

     If, after the Offer is completed but prior to consummation of the Merger, the aggregate ownership by Thermo Electron and the Purchaser of the outstanding Shares should fall below 90% due to the exercise of outstanding Options or for any other reason, the Purchaser intends to acquire additional Shares on the open market or in privately negotiated transactions to the extent required for such ownership to equal or exceed 90%. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the Offer Price. For a discussion of other actions Thermo Electron may take if the Offer is not completed, see "Special Factors--Conduct Of The Company's Business If The Offer Is Not Completed."

     The Purchaser and Thermo Electron have filed with the Securities and Exchange Commission (the "Commission") a Tender Offer Statement/Rule 13e-3 Transaction Statement on Schedule TO (including the information required by Schedule 13E-3) (the "Schedule TO") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the Offer, the Merger and other potential purchases of Shares.

                                SPECIAL FACTORS

BACKGROUND TO THE OFFER AND THE MERGER

     THE THERMO ELECTRON REORGANIZATION. On January 31, 2000, Thermo Electron announced that its Board of Directors had authorized its management to proceed with a major reorganization of the operations of Thermo Electron and its subsidiaries. As part of this reorganization, Thermo Electron has acquired the public minority interests in most of its subsidiaries that had minority investors and has divested a variety of non-core businesses. Thermo Electron also plans to effect additional divestitures and to spin off its separation technologies and fiber-based products business and its medical products business as part of the reorganization. The primary goal of the reorganization is for Thermo Electron and each of its spun-off subsidiaries to focus on their respective core businesses. The purpose of the Offer and the Merger is to acquire the minority public interest in the Company as part of Thermo Electron's overall reorganization and permit the Company's stockholders other than Thermo Electron (the "Public Stockholders") to receive payment for their Shares without the risks and potential delays related to the patent infringement litigation involving the Company's former medical imaging business, the planned sale by the Company of its Trophy Radiologie subsidiary ("Trophy") and the contractual indemnities given by the Company to the purchasers of its businesses. See
"-- Actions Prior to Commencement of the Offer".

     The reorganization, the Offer and the Merger reflect a significant change in Thermo Electron's strategic plan, both in terms of Thermo Electron's business focus and operating structure.

     - Until Thermo Electron adopted the reorganization plan, Thermo Electron had historically operated a diversified group of businesses, including an instruments business. If Thermo Electron completes all aspects of the reorganization, Thermo Electron will focus primarily on a variety of segments in the instruments business.

     - Thermo Electron has historically pursued a strategy of offering minority interests in certain of its subsidiaries to the public. Certain of these subsidiaries, in turn, pursued the same strategy. Thermo Electron's Board of Directors and management have reevaluated the benefits and detriments of this corporate structure and concluded that Thermo Electron would benefit if it reorganized its instruments businesses under a single parent company without minority interests.

     The Offer, the Merger and the reorganization are part of this change in Thermo Electron's strategic plan. Thermo Electron is effecting its overall reorganization at this time because of a determination by Thermo Electron's Board of Directors and management that Thermo Electron was not achieving many of the business benefits that it sought from its prior strategy, Thermo Electron's evaluation of the capital market's reaction to its former strategy and changes in Thermo Electron's management.

     THE COMPANY. Historically the Company has engaged in the design, manufacture and marketing of mammography equipment, minimally invasive breast-biopsy systems, and general purpose and specialized medical x-ray equipment and dental x-ray systems. In September 2000, the Company sold its U.S. operations to Hologic, Inc. ("Hologic"). See "--Actions Prior to Commencement of the Offer." At the date of this Offer to Purchase, the Company is primarily engaged in the dental imaging business through Trophy, which is based in France. The Company was incorporated in September 1995 as an indirect subsidiary of Thermo Electron and completed its initial public offering in July 1996.

     ACTIONS PRIOR TO COMMENCEMENT OF THE OFFER. On January 31, 2000, Thermo Electron announced the reorganization of its operations described above under "--The Thermo Electron Reorganization." Because the Company's operations are not part of that core business, Thermo Electron also announced on January 31, 2000 that Thermo Electron and the Company were seeking a buyer for the Company. Thermo Electron and the Company attempted to sell the Company in its entirety during the first half of 2000 but did not receive any bids for all of the Company. Consequently, Thermo Electron and the Company determined to seek buyers for the principal components of the Company's operations.

     On September 15, 2000, the Company sold its U.S. operations to Hologic for $30 million in cash and a $25 million three-year secured promissory note. This purchase price is subject to certain post-closing adjustments. As part of this sale, the Company provided various indemnities to Hologic with respect to specified liabilities. These liabilities include any damages arising under a patent infringement claim brought by Fischer Imaging Corporation against the Company, including damages relating to post-closing sales by Hologic of the products at issue in the Fischer claim. This litigation, which commenced in 1992 in the United States District Court for the District of Colorado, alleges that the Company's prone breast-biopsy system infringes a Fischer patent on a precision mammographic needle-biopsy system. Fischer also alleges that the Company's manufacture of breast-imaging equipment and breast-biopsy systems infringes on a second Fischer patent issued in April 1998. Fischer is seeking a permanent injunction, treble damages, and attorneys' fees and expenses.

     When the Company was incorporated, its parent company, which was merged into Thermo Electron in September 2000, agreed to indemnify the Company for any and all cash damages under the Fischer claim related to sales prior to October 16, 1995 of the Company's prone breast-biopsy system. Consequently, the Company's potential liability under the Fischer patent infringement litigation is limited to damages arising from sales after October 16, 1995. Thermo Electron has also guaranteed the Company's performance of its obligations under the Hologic asset purchase agreement.

     The Company's only remaining operating business is Trophy. The Company currently is actively seeking purchasers for Trophy's businesses. The Company has received indications of interest from several potential purchasers. Although the Company has not at the date of this Offer to Purchase entered into an agreement for the sale of Trophy and the sale of such business cannot be assured, J.P. Morgan, Thermo Electron's financial advisor (the "Advisor"), used a value for the net proceeds from the planned sale of Trophy in the range of $14 million to $17 million in preparing its analysis of the range of potential values of the Shares. The actual net proceeds from the sale of Trophy may be more or less than such amount.

     During September 2000, the Advisor discussed with the management of Thermo Electron the results of the Advisor's analysis of the range of potential values of the Shares. On September 27, 2000, the Board of Directors of Thermo Electron held a meeting at which it appointed a committee (the "Thermo Electron Special Committee"), consisting of Dr. Samuel W. Bodman III, Mr. Marijn E. Dekkers, Mr. Jim P. Manzi and Dr. Richard F. Syron, to set the terms of the Offer and the Merger and to determine whether the Offer and the Merger are fair to the Public Stockholders. The members of the Thermo Electron Special Committee are all of the members of the Board of Directors of Thermo Electron who either are not directors of the Company or do not hold Shares or Options to purchase Shares. Dr. Syron is the Chief Executive Officer and Chairman of the Board of Directors of Thermo Electron, and Mr. Dekkers is the President and Chief Operating Officer of Thermo Electron.

     On September 27, 2000, the Thermo Electron Special Committee held a meeting at which it considered the acquisition of the minority stockholder interest in the Company through the Offer and the Merger. At this meeting, the Advisor presented to the Thermo Electron Special Committee the results of its analysis of the value of the Shares, which indicated an estimated range of values of approximately $2.55 to $2.70 per Share (the "September Analysis"). The Thermo Electron Special Committee did not take any action with respect to the Offer at the meeting on September 27, 2000. Instead, the Thermo Electron Special Committee and the Advisor agreed that the Advisor would continue to refine its valuation analysis and present an updated analysis of the range of potential values of the Shares at a subsequent meeting.

     The Thermo Electron Special Committee held a telephonic meeting with the Advisor again on October 16, 2000, at which time the Advisor presented its updated analysis of the range of potential values of the Shares (the "October Analysis"). All of the members of the Thermo Electron Special Committee, other than Mr. Dekkers, participated in this meeting. The October Analysis indicated a range of values of the Shares of approximately $2.10 to $2.25 per Share. See "Special Factors -- Summary Of The Advisor's Analysis And Opinion." The Advisor notified the Thermo Electron Special Committee that the reduction in the Advisor's indicated range of values from that presented at the September 27, 2000 meeting primarily resulted from the following three factors:

     - After the September 27, 2000 meeting, the Company had received revised third party bids for Trophy. These revised bids only supported an estimate of net proceeds from the sale of Trophy in the range of

       $14 million to $17 million, compared to a range of $17 million to $20 million based on the earlier bids used in the September Analysis.

     - The amount of the Company's net liabilities, including potential post-closing purchase price adjustments in connection with the sale of its U.S. operations to Hologic, were estimated in the October Analysis to be approximately $19 million, compared to the estimated $12 million used in the September Analysis.

     - The value of the Company's net operating loss carryforwards was discounted in the October Analysis to reflect the assumption that the benefit of these carryforwards would not be fully realized by Thermo Electron as quickly as was assumed in the September Analysis. In the September Analysis, the Advisor had valued the net operating loss carryforwards at a range of $21 million to $23 million, reflecting the assumption that Thermo Electron would utilize the carryforwards over the next three to five years. In the October Analysis, the Advisor valued the net operating loss carryforwards at a range of $17 million to $19 million based upon Thermo Electron's expectation that it would not begin to use the carryforwards for approximately two years and thereafter would utilize such carryforwards over a three to five year period.

     The Advisor relied primarily upon a liquidation analysis of the Company in both the September Analysis and the October Analysis. In determining the valuation of Trophy as part of its liquidation analysis, the Advisor in both the September Analysis and the October Analysis considered the indicative bids from potential acquirors of Trophy to be the most reliable indicator of Trophy's value. At the September 27, 2000 meeting, the Advisor also presented valuation ranges for Trophy based on other valuation methodologies in accordance with customary investment banking practices. These methodologies resulted in higher ranges of values for Trophy than the indicative bids. However, as discussed below, the Advisor determined that the valuation derived from the indicative bids for Trophy was the appropriate valuation for use in the Advisor's liquidation analysis. See "Special Factors--Summary Of The Advisor's Analysis And Opinion".

     In connection with the Advisor's conduct of an auction to sell Trophy and the Advisor's presentation to the Thermo Electron Special Committee on September 27, 2000, the Company provided the Advisor with certain projected financial information regarding Trophy in French Francs. This projected information, following conversion by the Advisor into a U.S. dollars equivalent basis using a spot exchange rate of US$1 = 0.13142 French Francs, indicated that Trophy would have revenues of approximately $48.8 million and $52.6 million for the fiscal years ending September 30, 2000 and September 29, 2001, respectively, and earnings before interest, taxes, depreciation and amortization of approximately $3.7 million and $5.2 million for fiscal years ending September 30, 2000 and September 29, 2001, respectively. This projected information was not prepared with a view toward public disclosure or compliance with the published guidelines of the Commission or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. This projected information is not a guarantee of future performance and involve risks, uncertainties and assumptions, most of which are beyond the control of the Company. Future financial results for Trophy may differ materially from the projections.

     After the Advisor's presentation of its October Analysis, the Thermo Electron Special Committee approved the Offer and the Merger at a price of $2.15 per Share. No director of Thermo Electron present for the vote approving the Offer objected to or abstained from such vote.

     INDEPENDENT COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS. On October 18, 2000, the Board of Directors of the Company formed a one director special committee (the "Company Independent Committee"), consisting of Dr. James W. May, Jr., the only director of the Company who is not otherwise affiliated with Thermo Electron or any of its subsidiaries other than the Company, to prepare the Company's Solicitation/Recommendation Statement on Schedule 14D-9 to stockholders regarding the Offer. Under Rule 14d-9 under the Exchange Act, the Company must send to its stockholders prior to November 7, 2000 its recommendation whether to accept or reject the Offer. The Board of Directors also authorized the Company Independent Committee to retain its own counsel and financial advisor. In October 2000, the Company Independent Committee retained Goodwin, Procter & Hoar, L.L.P. as its legal counsel and Tucker Anthony Incorporated as its financial advisor in connection with the Offer.

     On October 25, 2000, the Purchaser commenced the Offer.

     ASSETS AND LIABILITIES OF TREX MEDICAL AFTER THE PLANNED SALE OF TROPHY. If the Company succeeds in selling Trophy, the Company's principal assets will consist of:

     - the proceeds from the sale of its U.S. operations;

     - the proceeds from the planned sale of Trophy;

     - the potential tax benefits of approximately $80 million of net operating loss carryforwards; and

     - cash and other current assets.

In this event, the Company's principal liabilities will consist of:

     - an $8 million note due to Thermo Electron;

     - contingent liabilities arising under the Fischer patent infringement claim against the Company;

     - contingent liabilities under the asset purchase agreement entered into with Hologic in connection with the sale of the Company's U.S. operations, including customary contractual indemnities, an indemnity with respect to the Fischer patent infringement litigation and any post-closing purchase price adjustments. The Company may also provide customary contractual indemnities to purchasers of Trophy's businesses; and

     - miscellaneous current liabilities.

     There can be no assurance that the Company will succeed in selling Trophy or whether the net proceeds from such sale will be more or less than the range of $14 million to $17 million used by the Advisor in its October Analysis. Although the Company intends to defend the Fischer patent infringement litigation vigorously, there can be no assurance whether the Company will have to pay, or as to the amount of, any damages from the Fischer patent infringement litigation. There also can be no assurance as to whether the Company will have any obligations under the contractual indemnities given by it in connection with the sales of its businesses or the timing of the resolution of any indemnification claim. Although the Board of Directors of the Company has authorized management to seek to sell its remaining operating assets, neither the Company's Board of Directors nor stockholders have taken any formal action to authorize the liquidation of the Company and the distribution of its assets.

REASONS FOR THE OFFER AND THE MERGER

     BENEFITS AND DETRIMENTS OF THE OFFER AND THE MERGER. The Thermo Electron Special Committee considered the potential benefits and detriments of the Offer and the Merger in light of the fact that the Company is not part of the core instruments business that Thermo Electron intends to retain and that the Company is in the process of selling its operating businesses. In determining whether to make the Offer and thereafter effect the Merger, the Thermo Electron Special Committee believed that the Offer and Merger provided the following benefits to the Public Stockholders:

     - By conducting the Offer and the Merger at this time, the Public Stockholders have the opportunity to receive payment for their Shares during the fourth quarter of calendar 2000 rather than waiting for the Company to sell all of its assets and distribute the proceeds, net of liabilities, to the Company's stockholders. Such distribution may be delayed by:

        - uncertainty as to the amount of the Company's potential liabilities under the Fischer patent infringement litigation and the contractual indemnities given by the Company in connection with the sales of its businesses;

        - disputes regarding the amount, if any, of the post-closing purchase price adjustment in connection with the sale of the Company's U.S. operations;

        - the timing of the planned sale of Trophy; and

        - the fact that one of the Company's significant assets is a three-year promissory note from Hologic.

     - Based on discussions with the management of Thermo Electron and the Company, the Advisor in its analysis of the Company's liquidation value did not include as liabilities the Company's contingent liabilities in connection with the Fischer patent infringement litigation and the contractual indemnities given by the Company in connection with the sales of its businesses. The Advisor valued the net operating loss carryforwards at a range of approximately $17 million to $19 million. As a result, the Thermo Electron Special Committee believed that the Offer Price is likely to be at least equivalent to the distribution per Share the Public Stockholders would receive upon a liquidation of the Company.

     - In setting the Offer Price to be received by the Public Stockholders, the Thermo Electron Special Committee included as a significant component thereof the value ascribed by it to the potential tax benefit from the use of the Company's approximately $80 million of net operating loss carryforwards. The Thermo Electron Special Committee relied on the Advisor's valuation of this tax benefit at a range of approximately $17 million to $19 million. The Offer Price incorporates the value of this tax benefit, notwithstanding the belief of the Thermo Electron Special Committee that:

        - if the Company remained public, the Company would be unlikely, following the sale of Trophy, to use the net operating loss carryforwards because the Thermo Electron Special Committee did not expect the Company to have any operating businesses which generate income that could be offset by the carryforwards; and

        - the net operating loss carryforwards would be of little value to a third party acquiror of the Company due to annual usage limitations imposed by the Internal Revenue Code.

     - The Public Stockholders would no longer be subject to the risks of the Fischer patent infringement litigation or the contractual indemnities given by the Company to the purchasers of the Company's businesses.

     The Thermo Electron Special Committee believed that the disadvantages of the Offer and the Merger included the elimination of the potential participation of the Public Stockholders in any reinvestment of the proceeds from the sale of the Company's assets and the potential of the Public Stockholders to realize more than the anticipated proceeds from the sale of Trophy. However, the Thermo Electron Special Committee believed that the advantages of the Offer and Merger to the Public Stockholders outweigh these detriments.

     The Thermo Electron Special Committee also considered the following benefits to Thermo Electron and the Company of making the Company a wholly-owned subsidiary of Thermo Electron:

     - Thermo Electron potentially could benefit from the use of the Company's approximately $80 million of net operating loss carryforwards.

     - The decrease in costs, particularly those associated with being a public company (for example, as a privately-held entity, the Company would no longer be required to file quarterly, annual or other periodic reports with the Commission or publish and distribute to its stockholders annual reports and proxy statements), that Thermo Electron anticipates could result in savings of approximately $600,000 per year, including fees for an audit by an independent accounting firm and legal fees.

     - The elimination of additional burdens on management associated with public reporting and other tasks resulting from the Company's public company status, including, for example, the dedication of time and resources of the Company's management and Board of Directors to stockholder and analyst inquiries and investor and public relations.

     The Thermo Electron Special Committee also considered the advantages and disadvantages of certain alternatives to acquiring the minority stockholder interest in the Company, including:

     - the sale of the Company in its entirety;

     - a sale of Thermo Electron's equity interest in the Company;

     - the sale of the Company's subsidiaries and other assets and the subsequent distribution of the resulting proceeds to the Company's stockholders in liquidation of the Company; and

     - leaving the Company as a majority-owned, public subsidiary.

     The first and second alternatives were considered, but the Thermo Electron Special Committee determined that they were not practical in light of Thermo Electron's and the Company's unsuccessful efforts earlier in 2000 to find a buyer for the entire Company. As discussed above, the Thermo Electron Special Committee determined that the third alternative, keeping the Company public pending its potential liquidation, was less advantageous to the Public Stockholders than the Offer and the Merger because it would result in a delay in the Public Stockholders receiving payment for their Shares and because the Thermo Electron Special Committee believes that the Offer Price likely represents a price at least equivalent to that which the Public Stockholders would receive in a liquidation.

     In the view of the Thermo Electron Special Committee, the principal advantage to Thermo Electron of leaving the Company as a majority-owned, public subsidiary of Thermo Electron would be Thermo Electron's ability to invest the cash that would be expended in the Offer and the Merger in Thermo Electron's other businesses. In light of the potential sale and distribution of the Company's net assets, the principal advantage to the Public Stockholders of leaving the Company as a majority-owned, public subsidiary of Thermo Electron was the potential that the Company may receive more net proceeds from the planned sale of Trophy than is currently estimated. In addition, if the Company's Board of Directors altered its plans and determined in the future not to liquidate but instead to reinvest the proceeds from the sale of its businesses in other assets, the Public Stockholders would not participate in the benefits and risks of such business. The Thermo Electron Special Committee concluded that the advantages of leaving the Company as a majority-owned, public subsidiary of Thermo Electron were significantly outweighed by the disadvantages to Thermo Electron, the Company and the Public Stockholders of doing so, and accordingly that alternative was rejected.

     TIMING; CONSIDERATION OF SHARE PRICE AND LIQUIDITY. Thermo Electron has determined to make the Offer and effect the Merger at this time as part of the larger reorganization of Thermo Electron and its subsidiaries. The Company's stock price was not a significant factor in the timing of Thermo Electron's decision to acquire the minority stockholder interest in the Company. However, the Thermo Electron Special Committee considered trends in the market price of the Shares in the past 12 months, during which time the closing market price per Share has ranged from $0.9375 to $4.9375, and the period since the Company's initial public offering at $14.00 per Share. The Thermo Electron Special Committee also considered the relatively low volume of trading in the Shares and considered that the Offer and the Merger would result in immediate, enhanced liquidity for the Public Stockholders.

     ALTERNATIVE STRUCTURE CONSIDERED. The Thermo Electron Special Committee also considered whether to structure the transaction as a tender offer followed by a short-form merger or as a long-form merger. In determining to structure the transaction as a tender offer followed by a short-form merger, the Thermo Electron Special Committee considered the following:

     - Unless at least 90% of the outstanding Shares are owned by the Purchaser, it could not effect a short-form merger. Unlike a long-form merger, the approval of the Company's Board of Directors is not required to complete a short-form merger.

     - A tender offer followed by a short-form merger would permit Thermo Electron to acquire the minority interest in the Company on an expeditious basis and provide the Public Stockholders with a prompt opportunity to receive the Offer Price of $2.15 per Share.

     - In the Offer, each Public Stockholder would individually determine whether to accept the Offer Price of $2.15 per Share.

     - Public Stockholders who do not tender their Shares in the Offer could preserve their appraisal rights in the Merger under state law.

     CONCLUSION OF THERMO ELECTRON SPECIAL COMMITTEE. After discussing the advantages and disadvantages of acquiring the minority stockholder interest in the Company, the Thermo Electron Special Committee authorized taking the Company private through a tender offer by the Purchaser for all of the Shares of the Company that Thermo Electron does not already own, at a price per Share of $2.15 in cash, to be followed by a short-form merger at the same price.

POSITION OF THERMO ELECTRON AS TO FAIRNESS OF THE OFFER AND THE MERGER

     Because Thermo Electron currently owns a majority of the Shares, Thermo Electron and the Purchaser are deemed "affiliates" of the Company under Rule 12b-2 under the Exchange Act. Accordingly, in compliance with Rule 13e-3 under the Exchange Act, the Thermo Electron Special Committee has considered the fairness of the Offer and the Merger to the Public Stockholders.

     DETERMINATION OF THE THERMO ELECTRON SPECIAL COMMITTEE. In authorizing the Offer and the Merger, the Thermo Electron Special Committee determined that the Offer and the Merger are fair to the Public Stockholders. In reaching its determination that the terms of the Offer and the Merger are fair to the Public Stockholders, the Thermo Electron Special Committee considered the factors set forth under this section captioned "Position Of Thermo Electron As To Fairness Of The Offer And The Merger," which constitute all of the material factors considered by the Thermo Electron Special Committee in making its determination. The Thermo Electron Special Committee determined that each of the following factors supported its belief that the Offer and the Merger are fair to the Public Stockholders:

     - Financial analysis. In considering the fairness of the Offer and the Merger from a financial point of view to the Public Stockholders, the Thermo Electron Special Committee reviewed and relied in part upon an analysis of the range of potential values of the Shares prepared by the Advisor. This financial analysis, including the selection of the valuation methodology, was prepared by the Advisor to assist the Thermo Electron Special Committee with its evaluation of the Offer and the Merger. Because the Company has recently sold its U.S. operations and is in the process of seeking buyers for Trophy's businesses, which are the Company's only remaining operating businesses, the Advisor primarily used an analysis of the liquidation value of the Company in considering the potential range of values of the Shares. The Advisor's October Analysis indicated an estimated range of values for the Shares of approximately $2.10 to $2.25 per Share. In the October Analysis, the Advisor (1) assumed that Trophy would be sold for net proceeds in the range of $14 million to $17 million based on indicative bids received during the auction process, (2) did not include any liabilities for the Fischer patent infringement litigation, other than estimated litigation expenses, or contractual indemnities given by the Company in connection with the sales of its businesses and (3) valued the Company's net operating loss carryforwards at a range of $17 million to $19 million. The Advisor advised the Thermo Electron Special Committee in connection with the Offer and the Merger in part because the Advisor had been retained to advise Thermo Electron in connection with the overall reorganization of Thermo Electron and its subsidiaries. See "Special Factors--Summary Of The Advisor's Analysis And Opinion."

     - The premium reflected in the Offer Price of $2.15 per Share.   The Board
       of Directors of Thermo Electron considered the current and historical trading prices of the Shares. The market price of the Shares had declined from $14.00 per Share on June 27, 1996, the date of the Company's initial public offering, to $1.0625 per Share on October 16, 2000, the trading date immediately prior to Thermo Electron's announcement of its intention to take the Company private. The Offer Price represented a premium of 102% over the closing sale price of $1.0625 per Share on October 16, 2000, the last trading date before Thermo Electron's announcement of its intention to take the Company private. The purchase by the Purchaser would eliminate the exposure of the Public Stockholders to any future or continued declines in the price of the Shares.

     - Terms of the Offer. The Thermo Electron Special Committee considered the terms of the Offer and the Merger, including (1) the amount and form of the consideration, (2) the limited number of conditions to the obligations of the Purchaser, including the absence of a financing condition, (3) the tender offer structure, which would provide an expeditious means for the Public Stockholders to receive the Offer Price, and (4) the Minimum Condition.

     - The market price and relative lack of liquidity for the Shares and the liquidity that would be realized by the Public Stockholders from the all-cash Offer. The Thermo Electron Special Committee believed that the liquidity that would result from the Offer and the Merger would be beneficial to the Public Stockholders because Thermo Electron's significant ownership of Shares (1) results in a relatively small public float that necessarily limits the amount of trading in the Shares and (2) decreases the likelihood that a proposal to acquire the Shares would be made by an independent entity without the consent of Thermo Electron.

     PROCEDURAL FAIRNESS. The Thermo Electron Special Committee also determined that the Offer and the Merger are procedurally fair to the Public Stockholders. In making such determination, the Thermo Electron Special Committee considered the following factors:

     - Each Public Stockholder can individually determine whether to tender Shares in the Offer.

     - The Offer provides the opportunity for the Public Stockholders to sell their Shares without incurring brokerage and other costs typically associated with market sales.

     - In determining the Offer Price, the Thermo Electron Special Committee relied in part upon an analysis prepared by the Advisor of the range of potential values of the Shares that resulted primarily from an analysis of the liquidation value of the Company. See "Special Factors -- Summary Of The Advisor's Analysis And Opinion."

     - Public Stockholders who believe that the terms of the Offer and the Merger are not fair can pursue appraisal rights in the Merger under state law.

     CERTAIN NEGATIVE CONSIDERATIONS. The Thermo Electron Special Committee also considered the following factors, each of which it considered negative, in its deliberations concerning the fairness of the terms of the Offer and the
Merger:

     - Termination of participation in any sale and distribution of the Company's assets. Following the successful completion of the Offer and the Merger, the Public Stockholders would cease to benefit from the potential to realize more proceeds than anticipated from the sale of Trophy. However, in light of the benefits of the Offer to the Public Stockholders, the Thermo Electron Special Committee did not consider this a significant factor.

     - Conflicts of interest. The financial interests of Thermo Electron are adverse as to the Offer Price to the financial interests of the Public Stockholders. In addition, officers and directors of the Company have actual or potential conflicts of interest in connection with the Offer and the Merger. See "Special Factors -- Conflicts Of Interest."

     - No public stockholder approval. The Offer and the Merger do not provide the Public Stockholders with an opportunity to vote on the proposed transaction.

     - No unaffiliated representative or independent director approval. The member of the Board of Directors of the Company who is not an employee of the Company has not retained an unaffiliated representative to act solely on behalf of the Public Stockholders for purposes of negotiating the terms of the Offer and the Merger or preparing a report concerning the fairness of the Offer and the Merger. The Board of Directors of the Company has delegated to Dr. James W. May, Jr., as the Company Independent Committee, the authority to make a recommendation to the Public Stockholders with respect to the Offer and to prepare a Solicitation/Recommendation Statement on Schedule 14D-9, as required by the rules of the Commission.

     OTHER FACTORS. The Thermo Electron Special Committee did not consider the net book value of the Company as a relevant factor in assessing the Company's value and, accordingly, did not evaluate the fairness of the Offer Price in relation to the Company's net book value. The Company's pro forma net book value at July 1, 2000, reflecting the sale of its U.S. operations to Hologic, was approximately $57 million, which would have yielded a pro forma net book value for the Company of $1.79 per Share. The Thermo Electron Special Committee relied upon the valuation methodology selected by the Advisor for the purpose of its financial analysis, and the Thermo Electron Special Committee noted that the Advisor did not employ net book value in its financial analysis.

     The Thermo Electron Special Committee also considered that Thermo Electron and the Company had adequately "shopped" the Company. The Company and Thermo Electron sought to find a buyer for the entire

Company in early 2000 and received no bids. In addition, the Company has gone through the process of selling its U.S. operations and is currently seeking buyers for Trophy's businesses.

     As discussed above and under "Special Factors--Summary Of The Advisor's Analysis And Opinion," the Advisor primarily relied upon an analysis of the liquidation value of the Company in its analysis of the range of potential values of the Shares. Because the Company has sold its U.S. operations and is seeking buyers for Trophy's businesses, the Thermo Electron Special Committee considered the liquidation value of the Company to be the most appropriate indicator of the value of the Shares, rather than an analysis of the Company's going concern value.

     RECENT PURCHASES OF SHARES BY THERMO ELECTRON. See Schedule II to this Offer to Purchase for information on purchases of Shares by Thermo Electron (as well as by the Company) during the past two years.

     CONCLUSION OF THE THERMO ELECTRON SPECIAL COMMITTEE. The Thermo Electron Special Committee concluded, on the basis of the factors discussed above, that the Offer and Merger would result in fair treatment of the Public Stockholders. In determining that the Offer and the Merger are fair to the Public Stockholders, the Thermo Electron Special Committee considered the above factors as a whole and did not assign specific or relative weights to them, other than that the Offer Price of $2.15 per Share in cash was considered the most important factor. Notwithstanding the considerations set out above under "--Certain Negative Considerations," the Thermo Electron Special Committee believes the Offer and the Merger are procedurally fair to the Public Stockholders.

SUMMARY OF THE ADVISOR'S ANALYSIS AND OPINION

     Thermo Electron retained the Advisor and The Beacon Group Capital Services, LLC ("The Beacon Group") as its exclusive financial advisors for the purpose of advising Thermo Electron in connection with its overall reorganization. The Advisor has advised Thermo Electron regarding its strategic alternatives with respect to the Company, including the sale of the Company or an acquisition by Thermo Electron of the minority interest in the Company.

     During September 2000, the Advisor discussed with the management of Thermo Electron the results of the Advisor's analysis of the range of potential values of the Shares that was based primarily on an analysis of the liquidation value of the Company. The Advisor presented the results of the September Analysis to the Thermo Electron Special Committee on September 27, 2000. This analysis indicated an estimated range of values of the Shares of approximately $2.55 to $2.70 per Share. The Advisor's financial analysis, including the selection of valuation methodology, was prepared by the Advisor to assist the Thermo Electron Special Committee with the Thermo Electron Special Committee's evaluation of the Offer and the Merger.

     The Thermo Electron Special Committee did not take any action with respect to the Offer at the meeting on September 27, 2000. Instead, the Thermo Electron Special Committee and the Advisor agreed that the Advisor would continue to refine its valuation analysis and present the Special Committee with an updated analysis of the range of potential values of the Shares at a subsequent meeting.

     The Thermo Electron Special Committee held a telephonic meeting with the Advisor on October 16, 2000, at which time the Advisor presented the October Analysis of the range of potential values of the Shares. The October Analysis indicated a range of values of the Shares of approximately $2.10 to $2.25 per Share. The factors that contributed to the reduction of the Advisor's indicated range of values from that presented at the September 27, 2000 meeting are discussed above under "Special Factors--Background To The Offer And The Merger--Actions Prior to Commencement of the Offer."

     At the October 16, 2000 meeting of the Thermo Electron Special Committee, the Advisor also orally delivered its opinion (the "Opinion"), confirmed in a written opinion also dated October 16, 2000, that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in its Opinion, the consideration of $2.15 net per Share in cash to be paid pursuant to the Offer and the Merger was fair from a financial point of view to Thermo Electron.

     THE ADVISOR'S FINANCIAL ANALYSIS AND RELATED OPINION WAS PROVIDED TO THE THERMO ELECTRON SPECIAL COMMITTEE. THE OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THERMO ELECTRON (AND NOT TO THE PUBLIC STOCKHOLDERS) AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO WHETHER OR NOT THE PUBLIC STOCKHOLDERS SHOULD TENDER THEIR SHARES IN THE OFFER.

     The Advisor was neither retained nor expected to render any opinion as to the fairness of the Offer Price to the Public Stockholders, and the Opinion does not address the fairness of the Offer Price to the Public Stockholders. Accordingly, Public Stockholders should be aware that Thermo Electron and the
Advisor:

     - do not intend for the Advisor to have any liability to the Public Stockholders in connection with its Opinion as the Opinion does not address the fairness of the Offer Price to the Public Stockholders, and

     - are not authorizing the Public Stockholders to rely upon the Opinion in evaluating (1) whether the Offer Price is fair to the Public Stockholders or (2) whether or not to tender their Shares.

If a court were to determine that the Advisor could be held liable to the Public Stockholders on the basis of its Opinion under the federal securities laws or state law notwithstanding the express language and scope of the Opinion, the terms of the Advisor's engagement and the intention of Thermo Electron and the Advisor, Thermo Electron would not be able to release the Advisor from such liability. In such circumstances, the Advisor may be entitled to be indemnified by Thermo Electron for any such liability. Any holding by a court that the Advisor is not liable to the Public Stockholders in connection with its Opinion would not have any effect on the responsibilities of Thermo Electron under the federal securities laws.

     In conducting its financial analysis and rendering its Opinion, the Advisor reviewed, among other things:

     - the audited financial statements of the Company for the fiscal years ended October 3, 1998 and October 2, 1999;

     - the unaudited financial statements of the Company for the nine months ended July 1, 2000;

     - forecast income statements for Trophy for the fiscal years ending September 30, 2000 and September 29, 2001 provided by the Company's management;

     - the unaudited consolidated balance sheet of the Company as of August 30, 2000 provided by the Company's management;

     - the range of indicative bid prices for Trophy provided by potential buyers;

     - the Asset Purchase and Sale Agreement among Thermo Electron, the Company and Hologic dated August 13, 2000;

     - the terms and conditions of the $25 million secured note due 2003 received by the Company from Hologic as part of the total consideration for the purchase of the Company's U.S. operations;

     - certain financial analyses prepared by Thermo Electron relating to the assets and liabilities retained by the Company;

     - current and historical market prices of the Shares;

     - certain publicly available information concerning Trophy's businesses and of certain other companies engaged in businesses deemed by the Advisor to be comparable to Trophy's businesses;

     - the reported market prices for securities of certain other companies deemed by the Advisor to be comparable to Trophy's businesses; and

     - publicly available terms of certain transactions involving companies deemed by the Advisor to be comparable to Trophy's businesses, and the consideration paid for such companies.

     The Advisor also held discussions with certain members of the management of Thermo Electron with respect to certain aspects of the Offer and the Merger. In addition, the Advisor held discussions with certain members of management of Thermo Electron and the Company with respect to the past and current business operations of the Company, the financial condition and future prospects and operations of the Company and certain other matters believed necessary or appropriate to the Advisor's inquiry. In addition, the Advisor reviewed such other financial studies and analyses and considered such other information as the Advisor deemed appropriate for the purposes of its financial analysis and Opinion.

     The Advisor relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to, or discussed with, the Advisor by Thermo Electron and the Company or otherwise reviewed by the Advisor, and the Advisor has not assumed any responsibility or liability therefor. The Advisor also assumed that there have been no material changes in the Company's condition, results of operations, business or prospects since the date of the most recent financial statements made available to the Advisor, other than the sale of its U.S. operations. The Advisor has not conducted, and did not assume any responsibility for conducting, any valuation, appraisal or physical inspection of any of the Company's assets or liabilities (contingent or otherwise), nor have any valuations or appraisals been provided to the Advisor.

     The Advisor's financial analysis and Opinion are necessarily based on economic, market and other conditions as in effect on, and the information made available to the Advisor as of, the date of its Opinion. Subsequent developments may affect the financial analysis and the conclusions in the Opinion, and the Advisor does not have any obligation to update, revise or reaffirm its financial analysis or Opinion.

     In accordance with customary investment banking practice, the Advisor employed primarily a generally accepted valuation method in conducting its financial analysis and reaching its Opinion. The following is a summary of the material financial analyses undertaken by the Advisor with respect to the Company and presented to the Thermo Electron Special Committee on October 16, 2000.

     Because the Company is in the process of completing the divestiture of its operating assets, the Advisor determined that a liquidation analysis was the most appropriate methodology to value the Shares. The liquidation value of the Company was determined on the basis of the following elements:

     - the net proceeds from the sale of the Company's U.S. operations to Hologic;

     - the estimated net proceeds from the planned sale of Trophy;

     - the assets and liabilities to be retained by the Company after these divestitures; and

     - the estimated value to Thermo Electron of the potential tax benefits of the Company's net operating loss carryforwards.

          Net proceeds from the sale of the Company's U.S. operations to Hologic. The net proceeds from the sale of the Company's U.S. operations were $55 million, including $30 million in cash and a three-year secured note with a face value of $25 million. The Advisor valued the note at par, given the nature of the security, the absence of a prepayment penalty and the 11.5% coupon rate.

          Estimated net proceeds from the planned sale of Trophy. The Advisor conducted a thorough auction process for the sale of Trophy. Over 20 potential buyers were contacted by the Advisor. The Advisor made available to selected potential buyers a detailed memorandum describing Trophy's strategy, operations and financial statements, among other items. In addition, certain potential buyers were given access to a data room, a management presentation and facility tours. The Company and the Advisor continue to pursue negotiations with certain potential buyers. Although a sale of Trophy has not yet been concluded and until that time definitive sale proceeds will not be known, the Advisor estimated that, based on the indicative bids received in the auction process prior to its October 16, 2000 presentation to the Thermo Electron Special Committee, the net proceeds from the sale of Trophy would likely be in the range of $14 million to $17 million.

          In connection with the Advisor's conduct of an auction to sell Trophy and the Advisor's presentation to the Thermo Electron Special Committee on September 27, 2000, the Company provided the Advisor with certain projected financial information regarding Trophy in French Francs. This projected information, following conversion by the Advisor into a U.S. dollars equivalent basis using a spot exchange rate of US$1 = 0.13142 French Francs, indicated that Trophy would have revenues of approximately $48.8 mil-lion and $52.6 million for the fiscal years ending September 30, 2000 and September 29, 2001, respectively, and earnings before interest, taxes, depreciation and amortization of approximately $3.7 million and $5.2 million for the fiscal years ending September 30, 2000 and September 29, 2001, respectively. For the purposes of the Advisor's presentation on September 27, 2000, after reviewing, among other things, the projected information, the results of customary valuation methodologies utilizing the projected information and the results of the auction process at that date, the Advisor concluded that the indicative bids of $17 million to $20 million were the best estimate of the value of Trophy's businesses. In reaching this conclusion, the Advisor had regard to the thorough nature of the auction process conducted prior to that date and the fact that the prospective buyers had been provided the projected information. Between September 27, 2000 and October 16, 2000, the auction process for the sale of Trophy continued, and the Advisor pursued negotiations with certain potential buyers. In the October Analysis, the Advisor reduced its estimate of the expected net proceeds from the sale of Trophy to a range of $14 million to $17 million based on the advanced state of the auction process and the revised bids received from prospective buyers.

          Assets and liabilities to be retained by the Company after the divestitures. The Advisor estimated the value of the assets and the liabilities to be retained by the Company based on the unaudited consolidated balance sheet as of August 30, 2000 provided by the Company, as supplemented by conversations with the Company and Thermo Electron management. The Advisor estimated that the retained assets would total approximately $9.8 million, including:

           - $5.6 million in cash and short-term investments, and

           - $4.2 million in refundable taxes.

          The Advisor further estimated that the Company's liabilities after the divestitures would total approximately $28.3 million, including:

           - a note due to Thermo Electron;

           - costs incurred in connection with the divestiture of the Company's operating assets and related transactions;

           - the present value of the future cost of the Company's facility in Copiague, NY, including lease payments, property taxes, utility bills, etc.;

           - retention bonuses to selected employees of the Company;

           - potential post-closing adjustments to the purchase price for the Company's U.S. operations pursuant to the asset purchase agreement with Hologic;

           - intercompany payables incurred as part of the normal course of business;

           - severance payments;

           - miscellaneous out-of-pocket expenses, including legal expenses, incurred in connection with the Fischer patent infringement litigation; and

           - other miscellaneous liabilities.

          The Advisor reviewed the status of the Fischer patent infringement litigation with the management of Thermo Electron and the Company. Given the unknown outcome of the case and the difficulty in quantifying potential exposure, the Advisor did not assign a value to the Company's potential litigation liability. Similarly, the Advisor did not assign a value to the Company's potential liability under the contractual indemnities given by the Company in connection with the sales of its businesses.

          Estimated value to Thermo Electron of the potential tax benefits of the Company's net operating loss carryforwards. Thermo Electron expects the Company to have ordinary losses of approximately $80 million after the completion of the divestitures. Thermo Electron expects to begin utilizing the associated tax benefits in approximately two years, and to utilize such tax benefits over a subsequent three to five year period. Based on these expectations, the Advisor calculated the net present value of such tax benefits by applying an 11.5% discount rate to arrive at a value range of $17 million to $19 million.

     The Advisor also conducted an analysis of the historical closing sales prices of the Shares over the 52-week period prior to the date of its presentation on October 16, 2000 to the Thermo Electron Special Committee. During the 52-week period, based on closing sales prices on the American Stock Exchange, the Shares achieved a high price of $4.9375 per Share on March 13, 2000 and a low price of $0.9375 per Share on August 31, 2000. On October 13, 2000, the closing sale price of the Shares was $1.00 per Share.

     The summary set forth above does not purport to be, and is not, a complete description of the financial analyses or data undertaken or presented by the Advisor. The summary of the Advisor's Opinion set forth in this Offer to Purchase is qualified in its entirety by reference to the full text of the written Opinion. The full text of the Advisor's written Opinion, which sets forth among other things the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by the Advisor in conducting its financial analysis and in rendering its Opinion, is attached as Exhibit 12(c) to the Schedule TO. The written Opinion should be read carefully and in its entirety. A copy of the Advisor's written Opinion will be made available for inspection and copying at the principal office of Thermo Electron during its regular business hours upon request from any record holder of the Shares or a representative of such person designated as such in writing or may be obtained from the Schedule TO filed with the Commission. Requests to have the Opinion made available should be directed to the Corporate Secretary of Thermo Electron at the address set forth under "Certain Information Concerning The Purchaser And Thermo Electron."

     The preparation of the financial analysis and the related fairness Opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its Opinion, the Advisor considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. The Advisor believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and Opinion. In addition, the Advisor may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions so that the ranges of valuation resulting from any particular financial analysis described should not be taken as the Advisor's view of the actual value of the Company. The Advisor based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which the Advisor based its analyses are set forth above under the description of each such analysis. The Advisor's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, the Advisor's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

     As described above, the Advisor's financial analysis and Opinion was only one of many factors considered by the Thermo Electron Special Committee in its determination that the terms of the Offer and the Merger are fair to the Public Stockholders and should not be viewed as determinative of the view of the Thermo Electron Special Committee with respect to the value of the Company.

     The Advisor advised the Thermo Electron Special Committee in connection with the Offer and the Merger in part because the Advisor had been retained to advise Thermo Electron in connection with the overall reorganization of Thermo Electron and its subsidiaries. The Thermo Electron Special Committee also considered the Advisor's experience and expertise. The Advisor is an international corporate and investment bank. As part of its investment banking business, the Advisor is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     The Advisor has advised Thermo Electron that, in the ordinary course of its business, it or its affiliates may actively trade the debt and/or equity securities of the Company or Thermo Electron and their affiliates for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short term position in such securities.

     Pursuant to a letter agreement among Thermo Electron, the Advisor and The Beacon Group dated January 17, 2000, Thermo Electron has agreed to pay the Advisor a fee of $500,000 in connection with the Offer and the Merger. In addition, the Advisor will be reimbursed for expenses incurred in connection with these transactions. The letter agreement also relates to the overall proposed reorganization of Thermo Electron and provides for separate fees for services with respect to other elements of Thermo Electron's reorganization. These other fees include a minimum retainer for each of the Advisor and The Beacon Group of $1.25 million, and the engagement letter provides for substantial additional compensation, some of which has been paid, if some or all of the other elements of Thermo Electron's reorganization are completed. Thermo Electron has agreed to indemnify the Advisor and The Beacon Group and their affiliates against certain liabilities, including liabilities under the federal securities laws, in connection with their engagement.

CONFLICTS OF INTEREST

     THERMO ELECTRON. The financial interests of Thermo Electron are adverse as to the Offer Price to the financial interests of the Public Stockholders.

     DIRECTORS OF THERMO ELECTRON. The members of the Board of Directors of Thermo Electron own common stock of, or hold options to purchase the common stock of, Thermo Electron and/or the Company. In addition, certain members of the Board of Directors of Thermo Electron who are not members of the Thermo Electron Special Committee are also directors of the Company. These positions and equity interests present these directors with actual or potential conflicts of interest in determining the fairness of the Offer and the Merger to the Public Stockholders. See Schedule I to this Offer to Purchase for a listing of the positions that the members of the Board of Directors of Thermo Electron hold with Thermo Electron and the Company and their ownership of the common stock of Thermo Electron and the Company. To the knowledge of the Purchaser and Thermo Electron, all of the directors and executive officers of Thermo Electron who own Shares have advised Thermo Electron that they intend to tender their Shares in the Offer.

     RECOMMENDATION OF COMPANY INDEPENDENT COMMITTEE. Thermo Electron set the terms of the Offer on its own and without negotiation with the Company. The Company Independent Committee has not yet made a recommendation with respect to the Offer. The Company must file a Schedule 14D-9 with the Commission, which will include the Company's recommendation with respect to the Offer, no later than November 7, 2000. The Company also must publish or send you its recommendation. YOU SHOULD CAREFULLY CONSIDER THE COMPANY'S RECOMMENDATION BEFORE DETERMINING WHETHER TO TENDER YOUR SHARES IN THE OFFER OR TO PURSUE YOUR APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER.

     EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY. In considering any position that the Board of Directors of the Company may take with respect to the Offer, the Public Stockholders should be aware that the executive officers and certain directors of the Company have interests in connection with the Offer and the Merger that present them with actual or potential conflicts of interest, as summarized below.

     Following consummation of the Offer and the Merger, Thermo Electron anticipates that the Board of Directors of the Company, as the corporation surviving the Merger (the "Surviving Corporation"), will be comprised solely of members of the Company's and Thermo Electron's management. Officers and directors of the Company who own Shares will receive the Offer Price in the Offer or the Merger on the same terms as the Public Stockholders.

     As of September 30, 2000, the members of the Board of Directors and executive officers of the Company owned in the aggregate 219,537 Shares and will receive a payment for their Shares in the aggregate amount of $472,005, assuming that they tender all of their Shares in the Offer or their Shares are acquired in the Merger. Except as set forth below, to the knowledge of the Purchaser and Thermo Electron, all of the directors and executive officers of the Company who own Shares have advised Thermo Electron that they intend to tender their Shares in the Offer.

     In addition, as of September 30, 2000, such Board members and executive officers of the Company held Options to acquire an aggregate of 838,000 Shares, with exercise prices ranging from $2.38 per Share to $11.00 per Share. Unvested Options held by such persons will be assumed by Thermo Electron in the Merger and converted into options to acquire shares of Thermo Electron's common stock on the same terms as are applicable to all the other holders of Options. In the case of vested Options held by such persons, the holders will be given the opportunity to elect in the Merger either to convert the Options into options for Thermo Electron common stock or to receive cash for their Options at the Offer Price less the applicable exercise price. See "Special Factors--Certain Effects Of The Offer And The Merger--Treatment of Trex Medical Options."

     Further, as of September 30, 2000, deferred units equal to 2,340, 5,823 and 6,654 Shares had accumulated under the Company's deferred compensation plan for directors (the "Deferred Compensation Plan") for the benefit of Dr. Elias P. Gyftopoulos, Dr. May and Ms. Hutham S. Olayan, respectively, which units will be converted into the right to receive the Offer Price in the Merger per unit for an aggregate cash payment of $5,031, $12,519 and $14,306, respectively. See "Special Factors--Certain Effects Of The Offer And The Merger--Deferred Compensation Plan for Directors."

     Certain members of the Board of Directors of the Company and certain executive officers of the Company are directors or officers of Thermo Electron. All of such directors and executive officers of the Company hold equity interests in Thermo Electron. Dr. Gyftopoulos and Ms. Olayan are directors of both Thermo Electron and the Company. Mr. Theo Melas-Kyriazi, the chief financial officer and chief accounting officer of the Company, is also the chief financial officer and chief accounting officer of Thermo Electron. Mr. John T. Keiser, a director of the Company, is chief operating officer, biomedical of Thermo Electron. Consequently, certain of these directors and officers receive or have received compensation not only from the Company but also from Thermo Electron and its affiliates.

     INDEMNIFICATION AGREEMENTS. Thermo Electron has entered into separate indemnification agreements with each of the Company's officers and directors providing for indemnification against liabilities and advancement of expenses to such persons directly by Thermo Electron in the event that such person, by reason of his or her status as a director or officer of the Company (or service as a director, officer or fiduciary of another enterprise at the request of Thermo Electron), is made or threatened to be made a party to any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of Thermo Electron, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of any threatened, pending or completed action, suit or proceeding by or in the right of Thermo Electron, indemnification shall be made to the maximum extent permitted under Delaware law.

     Thermo Electron entered into these indemnification agreements with the Company's officers and directors so that the indemnified officers and directors would have supplemental protection in the event that indemnification directly from the Company was not available, either because of legal restrictions or because the Company did not have the funds to cover the obligation.

OTHER POSSIBLE PURCHASES OF SHARES

     If the Offer is successfully completed, Thermo Electron and the Purchaser will collectively own at least 90% of the outstanding Shares. If, after the Offer is completed but prior to the effective date of the Merger (the "Effective Date of the Merger"), as a result of the exercise of Options or for any other reason, Thermo Electron and the Purchaser collectively own less than 90% of the outstanding Shares, the Purchaser intends to acquire additional Shares in the open market or in privately negotiated transactions to the extent required for Thermo Electron and the Purchaser's collective ownership of Shares to equal or exceed 90%. If the Offer is not completed, the Purchaser may make open market or privately negotiated purchases of Shares to the extent necessary in order for Thermo Electron and the Purchaser collectively to own at least 90% of the outstanding

Shares. Such open market or privately negotiated purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the Offer Price.

THE MERGER

     If the Offer is successfully completed, Thermo Electron plans to contribute the Shares it owns to the Purchaser and to cause the Purchaser to merge into the Company in a short-form merger. The short-form merger would occur as soon as possible after completion of the Offer. After the short-form merger, the Company would be owned exclusively by Thermo Electron. Under the Delaware General Corporation Law (the "DGCL"), if the Purchaser owns at least 90% of the outstanding Shares, the Purchaser would have the power to approve, adopt and consummate the Merger without a vote of the Company's stockholders (other than the Purchaser) or Board of Directors.

     On the Effective Date of the Merger, each outstanding Share (other than Shares held by stockholders, if any, who are entitled to and perfect their appraisal rights under Section 262 of the DGCL) would be cancelled and converted into the right to receive the Offer Price in cash, without interest. After the Merger, Thermo Electron will directly own 100% of the equity interest in the Surviving Corporation.

CERTAIN EFFECTS OF THE OFFER AND THE MERGER

     GENERAL. Upon completion of the Offer and the Merger, Thermo Electron would have complete control over the conduct of the Company's business and would have a 100% interest in the net book value and net earnings of the Company. Once the Merger is completed, the Public Stockholders will no longer be able to benefit from a sale of the Company to a third party. In addition, Thermo Electron would receive the benefit of complete control over any future increase in the value of the Company and would bear the complete risk of any losses incurred in the operation of the Company and any decrease in the value of the Company, including:

     - any difference in the net proceeds actually received from the sale of Trophy as compared to the range of $14 million to $17 million used by the Advisor for purpose of its analysis of the range of potential values of the Shares; and

     - any potential liability payable by the Company in connection with the Fischer patent infringement litigation, the contractual indemnities given by the Company to the purchasers of the Company's businesses or the post-closing adjustments under the asset purchase agreement with Hologic.

     At September 30, 2000 Thermo Electron's and its subsidiaries' aggregate ownership of the Company (prior to the transactions contemplated by the Offer and the Merger) was approximately 78.6%. Upon completion of the Offer and the Merger, Thermo Electron's and its subsidiaries' aggregate interest in the Company's net book value of approximately $85 million on July 1, 2000 and net loss of approximately $114 million for the nine months ended July 1, 2000 will increase from approximately 78.6% of such amounts to 100% of such amounts.

     BENEFITS AND DETRIMENTS TO THE PUBLIC STOCKHOLDERS. Upon completion of the Offer and the Merger, the Public Stockholders would no longer have any interest in the Company and therefore would neither participate in the distribution of the Company's assets nor bear the risk of the Company's business. See "--Conduct Of The Company's Business After The Offer And The Merger." All of the Public Stockholders' incidents of stock ownership, such as the rights to vote on certain corporate decisions, to elect directors and to receive appraisal rights upon certain mergers or consolidations of the Company (unless such appraisal rights are perfected in connection with the Merger), would be extinguished upon acceptance of Shares tendered in the Offer or, if not tendered, upon completion of the Merger.

     Upon completion of the Offer and the Merger, the Public Stockholders would also not bear the risks of potential decreases in the value of their holdings in the Company. Instead, the Public Stockholders would have immediate liquidity in the form of the Offer Price in place of an ongoing equity interest in the Company in the form of the Shares. In summary, if the Offer and the Merger are completed, the Public Stockholders would have no ongoing rights as stockholders of the Company (other than statutory appraisal rights in the case of Public Stockholders who are entitled to and perfect such rights under Delaware law).

     POSSIBLE EFFECT OF THE OFFER AND OPEN MARKET PURCHASES ON THE MARKET FOR SHARES. Following the completion of the Offer and prior to the Effective Date of the Merger, the purchase of Shares by the Purchaser pursuant to the Offer or any subsequent open market or privately negotiated purchases would reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the Public Stockholders.

     AMERICAN STOCK EXCHANGE LISTING. If the Offer and Merger are consummated, the Shares would not meet the requirements for continued listing on the American Stock Exchange and would be delisted. Assuming that the Merger occurs shortly after the completion of the Offer, Thermo Electron does not expect the American Stock Exchange to delist the Shares until after the Effective Date of the Merger.

     Following the closing of the Offer and prior to the Effective Date of the Merger, depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer or any subsequent open market or privately negotiated purchases, as well as the number of Public Stockholders, the Shares may no longer meet the quantitative requirements for continued listing on the American Stock Exchange. The listing requirements of the American Stock Exchange require that an issuer have at least 200,000 publicly held shares, held by at least 300 stockholders, with a market value of at least $1,000,000 and have stockholders' equity of at least $2,000,000 or $4,000,000 (depending on profitability levels during the issuer's four most recent fiscal years).

     In the event that the Shares no longer meet the requirements for listing on the American Stock Exchange, it is possible that the Shares would continue to trade in the over-the-counter market prior to the Effective Date of the Merger and that price or other quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, as described below, and other factors. The Purchaser cannot predict whether a reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer and the Merger.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. If the Offer and the Merger are completed, however, Thermo Electron would seek to terminate the Company's reporting obligations under the Exchange Act.

     Prior to the Effective Date of the Merger, the purchase of Shares pursuant to the Offer or open market or privately negotiated purchases following consummation of the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange (see "--American Stock Exchange Listing") and there are fewer than 300 record holders of the Shares. Thermo Electron presently intends to cause the Company to seek the termination of the registration of the Shares under the Exchange Act as soon after the consummation of the Offer or the Merger as the requirements for termination of registration are met.

     The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing on the American Stock Exchange.

     MARGIN REGULATIONS. The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("purpose loans"). If the Offer and the Merger are completed, the Shares would no longer be "margin securities." Following the purchase of Shares pursuant to the Offer or any subsequent open market or privately negotiated purchases and prior to the Effective Date of the Merger, depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and therefore no longer be used as collateral for purposes of loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

     TREATMENT OF TREX MEDICAL OPTIONS. The Company has, from time to time, issued Options to acquire Shares pursuant to the Company's Equity Incentive Plan, Directors Stock Option Plan and Employees Equity Incentive Plan (the "Plans"). On the Effective Date of the Merger, each outstanding unvested Option under the Company's Plans will be assumed by Thermo Electron and converted into options to acquire shares of Thermo Electron common stock as provided below. In the case of vested Options, the holders will be given the opportunity to elect in the Merger either to convert the Options into options for Thermo Electron common stock or to receive cash from Thermo Electron in an amount equal to the number of Shares that have vested under such Option multiplied by the difference between the Offer Price and the exercise price per Share of such Option. Each Option assumed by Thermo Electron will continue to have, and be subject to, the same terms and conditions, including the vesting of shares issuable upon the exercise thereof, as were applicable to the Option immediately prior to the Effective Date of the Merger, except that:

     - each Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Thermo Electron common stock equal to the product of the number of Shares that were issuable upon exercise of such Option immediately prior to the Effective Date of the Merger multiplied by the Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of Thermo Electron common stock, and

     - the per share exercise price for the shares of Thermo Electron common stock issuable upon exercise of such assumed Option will be equal to the quotient determined by dividing the exercise price per Share at which such Option was exercisable immediately prior to the Effective Date of the Merger by the Exchange Ratio, rounded up to the nearest whole cent.

The "Exchange Ratio" is a fraction, the numerator of which is the Offer Price and the denominator of which is the closing price of the Thermo Electron common stock on the day immediately preceding the Effective Date of the Merger as reported on the consolidated transactions tape.

     On the Effective Date of the Merger, each outstanding Option to purchase Shares (each an "ESPP Stock Option") under the Company's Employees' Stock Purchase Plan (the "ESPP") will also be assumed by Thermo Electron. Each ESPP Stock Option so assumed by Thermo Electron will continue to have, and be subject to, the same terms and conditions as set forth in the ESPP immediately prior to the Effective Date of the Merger, except that:

     - the assumed ESPP Stock Option shall be exercisable for shares of Thermo Electron;

     - the purchase price per share of Thermo Electron common stock shall be the lower of (a) 85% of (x) the per Share market value of the Shares on the grant date of the ESPP Stock Option divided by (y) the Exchange Ratio, with the resulting price rounded up to the nearest whole cent, and (b) 85% of the market value of Thermo Electron common stock as of the exercise date of the ESPP Stock Option; and

     - the $25,000 limit under Section 9.2(i) of the ESPP shall be applied by taking into account Thermo Electron's assumption of the ESPP Stock Options in accordance with Section 423(b)(8) of the Internal Revenue Code of 1986, as amended, and applicable regulations.

     DEFERRED COMPENSATION PLAN FOR DIRECTORS. On the Effective Date of the Merger, the Deferred Compensation Plan will terminate, and the Company will distribute to each participant cash in an amount equal to the balance of stock units credited to his or her deferred compensation account under the Deferred Compensation Plan as of the Effective Date of the Merger multiplied by the Offer Price. Based on the units accumulated as of September 30, 2000, Dr. Gyftopoulos will receive $5,031 for his units, Dr. May will receive $12,519 for his units and Ms. Olayan will receive $14,306 for her units.

     ACCOUNTING TREATMENT. The Offer and the Merger would be accounted for as the acquisition of a minority interest by the Purchaser, using the purchase method of accounting.

     TAX CONSEQUENCES. For federal income tax purposes, the receipt of the cash consideration by holders of the Shares pursuant to the Offer or the Merger generally will be treated as a taxable sale of the holder's Shares. See "Certain Federal Income Tax Consequences."

CONDUCT OF THE COMPANY'S BUSINESS AFTER THE OFFER AND THE MERGER

     If the Offer and the Merger are completed, Thermo Electron plans to continue to seek buyers for Trophy's businesses. Thermo Electron does not currently anticipate that the Company will make any distributions to stockholders until the Company determines its liabilities, if any, under the Fischer patent infringement litigation and the contractual indemnities given by the Company in connection with the sales of its businesses.

     Except as otherwise described in this Offer to Purchase, the Purchaser and Thermo Electron do not have, as of the date of this Offer to Purchase, any specific plans or proposals for:

     - any extraordinary corporate transaction involving the Company after the completion of the Offer and the Merger;

     - any sale or transfer of a material amount of assets currently held by the Company after the completion of the Offer and the Merger;

     - any change in the Board of Directors or management of the Company;

     - any material change in the Company's dividend rate or policy; or

     - any other material change in the Company's corporate structure or business.

CONDUCT OF THE COMPANY'S BUSINESS IF THE OFFER IS NOT COMPLETED

     If the Offer and the Merger are not completed, Thermo Electron anticipates that the Company will continue to seek buyers for Trophy's businesses. Thermo Electron does not currently anticipate that the Company will make any distributions to stockholders until the Company determines its liabilities, if any, under the Fischer patent infringement litigation and the contractual indemnities in connection with the sales of its businesses.

                                THE TENDER OFFER

TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined below) and not properly withdrawn as provided in "The Tender Offer--Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, November 22, 2000, unless and until the Purchaser, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Subject to the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to satisfy any of the conditions specified in "The Tender Offer--Certain Conditions Of The Offer," and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary. There can be no assurance that the Purchaser will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. See "The Tender Offer--Withdrawal Rights."

     Subject to the applicable rules and regulations of the Commission, the Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, to (1) terminate the Offer and not accept for payment (or pay for) any Shares if any of the conditions referred to in "The Tender Offer--Certain Conditions Of The Offer" has not been satisfied or upon the occurrence and during the continuance of any of the events specified in "The Tender Offer--Certain Conditions Of The Offer" and (2) waive any condition or amend the Offer in any respect, in each case by giving oral or written notice of termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Purchaser acknowledges (a) that Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) that the Purchaser may not delay acceptance for payment of, or payment for, any Shares upon the occurrence of any of the conditions specified in "The Tender Offer--Certain Conditions Of The Offer" without extending the period during which the Offer is open.

     If the Minimum Condition or any other condition specified in "The Tender Offer--Certain Conditions Of The Offer" is not fulfilled by the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (1) decline to purchase any of the Shares tendered, return all tendered Shares to tendering stockholders and terminate the Offer, (2) extend the Offer and retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms and conditions of the Offer (including any rights of stockholders to withdraw their Shares), or (3) waive or reduce the condition and, subject to complying with applicable rules and regulations of the Commission, accept for payment and purchase all Shares validly tendered.

     Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price, a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination of such change to stockholders. Accordingly, if, prior to the Expiration Date, the Purchaser decreases the number of Shares being sought, increases the consideration offered pursuant to the Offer or adds a dealer's soliciting fee, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase, decrease or addition is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn (including Shares validly tendered and not withdrawn during any extension of the Offer, if the Offer is extended, subject to the terms and conditions of such extension), promptly after the Expiration Date. In addition, subject to complying with Rule 14e-1 under the Exchange Act, the Purchaser expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

     - certificates evidencing Shares ("Share Certificates") or timely confirmation of a book-entry transfer of such Shares ("Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "The Tender Offer--Procedures For Accepting The Offer And Tendering Shares";

     - the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer; and

     - any other documents required by the Letter of Transmittal.

     Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting such payment to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payment to validly tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and such tendering stockholders must thereafter look solely to the Depositary for payment of the amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted for more Shares than are tendered, Share Certificates representing Shares not purchased or not tendered will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures for book-entry transfer set forth in "The Tender Offer--Procedures For Accepting The Offer And Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

     If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Share, the Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer, whether or not such Shares have been tendered or purchased prior to such increase in consideration.

     The Purchaser reserves the right to transfer or assign, in whole or in part from time to time, to one or more of its affiliates, the right to purchase the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer, nor will any such transfer or assignment in any way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     GENERAL. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, and either (l) Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation must be received by the Depositary), in each case prior to the Expiration Date, or (2) the guaranteed delivery procedures set forth below must be complied with.

     No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased. All tendering stockholders, by execution of the Letter of Transmittal (or a facsimile thereof), waive any right to receive any notice of the acceptance of their Shares for payment.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE SOLE OPTION AND RISK OF EACH TENDERING STOCKHOLDER AND, EXCEPT AS OTHERWISE PROVIDED UNDER THIS HEADING "--PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES," THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED,

PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY TRANSFER. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other documents required by the Letter of Transmittal, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date in order for such Shares to be validly tendered pursuant to the Offer, or the tendering stockholder must comply with the guaranteed delivery procedures described below.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the Stock Exchanges' Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program (an "Eligible Institution"), unless Shares tendered thereby are tendered (1) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Share Certificates for unpurchased Shares are to be returned to a person other than the registered holder(s), then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificates with the signature(s) on such Share Certificates or stock powers guaranteed by an Eligible Institution as provided above and in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all of the required documents to reach the Depositary prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

     - such tender is made by or through an Eligible Institution;

     - a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser with the Letter of Transmittal, is received by the Depositary, in accordance with the procedure set forth as provided below, prior to the Expiration Date; and

     - the Share Certificates (or a Book-Entry Confirmation) for all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three American Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates therefor (or Book-Entry Confirmation of the transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received by the Depositary.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. Under the U.S. federal income tax laws, the Depositary may, under certain circumstances, be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer or the Merger. To prevent such backup federal income tax withholding with respect to payments made to certain stockholders of the purchase price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

     APPOINTMENT AS PROXY. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution with respect to any Shares tendered thereby (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after October 17,
2000). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts the tendered Shares for payment and deposits the purchase price therefor with the Depositary. Upon such deposit, all prior powers of attorney and proxies given by such stockholder at any time with respect to such Shares (and other Shares and securities issued or issuable in respect of the tendered Shares on or after October 17, 2000) will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor any subsequent written consents be executed by such stockholder (and, if given or executed, will not be deemed effective). Upon such deposit by the Purchaser, the designees of the Purchaser will, with respect to such Shares and other securities, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting and other rights of a record and beneficial holder, including, without limitation, voting at any meeting of stockholders or by written consent in lieu of any such meeting.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders of any particular Shares determined by it not to be in appropriate form, or the acceptance of which or payment for which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularities in the tender of any particular Shares, whether or not similar defects or irregularities are waived in the case of any other Shares. The Purchaser's interpretations of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, any of its affiliates or assigns, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     THE PURCHASER'S ACCEPTANCE FOR PAYMENT OF SHARES TENDERED PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN THE TENDERING STOCKHOLDER AND THE PURCHASER UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment as provided herein, may also be withdrawn at any time after December 22, 2000.

     If the Purchaser extends the Offer, is delayed in, or delays, its acceptance for payment or payment for Shares or is unable to accept for payment or pay for Shares for any reason, then, without prejudice to the Purchaser's other rights under the Offer, tendered Shares may nevertheless be retained by the Depositary, on behalf of the Purchaser, and may not be withdrawn except to the extent tendering stockholders are entitled to and duly exercise withdrawal rights as described in this Section. Any such extension or delay will be accompanied by an extension of the Offer to the extent required by law.

     In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the tendering stockholder must also submit the serial numbers shown on such Share Certificates to the Depositary, and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer, as set forth in "The Tender Offer--Procedures For Accepting The Offer And Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the procedures of the Book-Entry Transfer Facility.

     Withdrawals may not be revoked and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following the procedures described in "The Tender Offer--Procedures For Accepting The Offer And Tendering Shares."

     All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties. None of the Purchaser, its affiliates or assigns, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may amend or terminate the Offer if (1) the Minimum Condition has not been satisfied on or before the Expiration Date or (2) at any time on or after October 17, 2000 and on or before the Expiration Date (as the Expiration Date may be extended), any of the following events shall occur:

          (a) any change shall have occurred in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, cash flows, operations, licenses, franchises or results of operations of the Company or its subsidiaries which has a material adverse effect on the Company and its subsidiaries taken as a whole; or

          (b) any government or governmental authority or agency, whether domestic, foreign or supranational (a "Governmental Entity"), shall have instituted or threatened any action, proceeding, application, claim or counterclaim, sought or obtained any judgment, order or injunction, or taken any other action, which (i) challenges the acquisition by Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) of any Shares pursuant to the Offer or the Merger, restrains, prohibits or materially delays the making or consummation of the Offer or the Merger, prohibits the performance of any of the contracts or other arrangements entered into by Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) in connection with the acquisition of the Shares or the Company, seeks to obtain any material amount of damages, or otherwise directly or indirectly adversely affects the Offer or the Merger, (ii) seeks to prohibit or limit materially the ownership or operation by the Company, Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) of all or any material portion of the business or assets of the Company or of Thermo Electron and its affiliates, or to compel the Company, Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) to dispose of or to hold separate all or any material portion of the business or assets of Thermo Electron or any of its affiliates or of the Company or any of its subsidiaries as a result of the transactions contemplated by the Offer or the Merger, (iii) seeks to impose any material limitation on the ability of the Company, Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) to conduct the Company's or any subsidiary's business or own such assets, (iv) seeks to impose or confirm any material limitation on the ability of Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (v) seeks to require divestiture by Thermo Electron or the Purchaser or any of their affiliates of all or any of the Shares or (vi) otherwise has resulted in or has a reasonable likelihood of resulting in, a material adverse effect on the business, financial condition, results of operation or prospects of the Company, Thermo Electron or the Purchaser (a "Material Adverse Effect"); or

          (c) there shall have been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity or court, whether on its own initiative or the initiative of any other person, which (i) restrains, prohibits or materially delays the making or consummation of the Offer or the Merger, prohibits the performance of any of the contracts or other arrangements entered into by Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) in connection with the acquisition of the Shares or the Company or otherwise directly or indirectly materially adversely affects the Offer or the Merger, (ii) prohibits or limits materially the ownership or operation by the Company, Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or of Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron), or compels the Company, Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) to dispose of or to hold separate all or any material portion of the business or assets of Thermo Electron or any of its affiliates or of the Company or any of its subsidiaries as a result of the transactions contemplated by the Offer or the Merger, (iii) imposes any material limitation on the ability of the Company, Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) to conduct the Company's or any subsidiary's business or own such assets, (iv) imposes or confirms any material limitation on the ability of Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (v) requires divestiture by Thermo Electron or the Purchaser or any of their affiliates of all or any of the Shares or (vi) otherwise has resulted in, or has a reasonable likelihood of resulting in, a Material Adverse Effect; or

          (d) there shall have been instituted or be pending before any Governmental Entity or court any action, proceeding, application, claim or counterclaim or any judgment, order or injunction sought or any other action taken by any person or entity (other than a Governmental Entity) which (i) challenges the acquisition by Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) of any Shares pursuant to the Offer or the Merger, restrains, prohibits or materially delays the making or consummation of the Offer or the Merger, prohibits the performance of any of the contracts or other arrangements entered into by Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) in connection with the acquisition of the Shares or the Company, seeks to obtain any material amount of damages, or otherwise directly or indirectly adversely affects the Offer or the Merger,
     (ii) seeks to prohibit or limit materially the ownership or operation by the Company, Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) of all or any material portion of the business or assets of the Company or of Thermo Electron and its affiliates, or to compel the Company, Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) to dispose of or to hold separate all or any material portion of the business or assets of Thermo Electron or any of its affiliates or of the Company or any of its subsidiaries as a result of the transactions contemplated by the Offer or the Merger, (iii) seeks to impose any material limitation on the ability of the Company, Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) to conduct the Company's or any subsidiary's business or own such assets, (iv) seeks to impose or confirm any material limitation on the ability of Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (v) seeks to require divestiture by Thermo Electron or the Purchaser (or any other affiliate of Thermo Electron) of all or any of the Shares or (vi) otherwise has resulted in or, in the Purchaser's reasonable discretion, has a reasonable likelihood of resulting in a Material Adverse Effect; and which in the case of clause (i), (ii), (iii), (iv) or (v) is successful or the Purchaser determines, in its reasonable discretion, has a reasonable likelihood of being successful; or

          (e) there shall be any statute, rule or regulation enacted, promulgated, entered, enforced or deemed applicable to the Offer or the Merger, or any other action shall have been taken by any Governmental Entity or court that results in, directly or indirectly, any of the consequences referred to in clauses (i) through (vi) of paragraph (b) above; or

          (f) there shall have occurred any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange or in the over-the-counter market (other than any temporary suspension pursuant to a circuit breaker procedure then in effect and lasting for not more than three trading hours), any declaration of a banking moratorium by federal or New York authorities or general suspension of payments in respect of lenders that regularly participate in the United States market in loans, any material limitation by any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency in the U.S. that materially affects the extension of credit generally by lenders that regularly participate in the U.S. market in loans, any commencement of a war involving the United States or any commencement of armed hostilities or other national or international circumstance involving the United States that has a material adverse effect on bank syndication or financial markets in the United States or, in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof, which in the reasonable judgment of the Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer, the Merger and/or with such acceptance for payment or payments.

     The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of any circumstances giving rise to any condition and may be waived by the Purchaser, in whole or in part, at any time and from time to time in the reasonable discretion of the Purchaser. The failure by the Purchaser (or any affiliate of the Purchaser) at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     GENERAL. Except as described below, neither Thermo Electron nor the Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein.

     Except as described in this section, neither Thermo Electron nor the Purchaser is aware of any other material filing, approval or other action by any federal or state governmental or administrative authority that would be required for the acquisition of Shares by the Purchaser as contemplated herein. Should any such other approval or action be required, it is currently contemplated that such approval or other action would be sought. There is, however, no present intention to delay the purchase of Shares tendered pursuant to the Offer or the Merger pending the outcome of any such other approval or action. There can be no assurance that any such other approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Purchaser's, Thermo Electron's or the Company's business in the event that such other approvals were not obtained or such other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this section. See "The Tender Offer--Certain Conditions Of The Offer."

     ANTITRUST. The Purchaser believes that the Offer and the Merger are exempt from the reporting requirements contained in the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Nevertheless, there can be no assurance that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

     FOREIGN APPROVALS. The Company conducts business in a number of foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. If such approvals or consents are found to be required, the Purchaser intends to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, there can be no assurance that such approvals or consents will be granted and, if such approvals or consents are received, there can be no assurance as to the date of such approvals or consents. In addition, there can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

     STATE ANTI-TAKEOVER STATUTES. Section 203 of the DGCL prohibits business combination transactions involving a Delaware corporation (such as the Company) and an "interested stockholder" (defined generally as any person that directly or indirectly beneficially owns 15% or more of the outstanding voting stock of the subject corporation) for three years following the time such person became an interested stockholder, unless special requirements are met or certain exceptions apply, including that prior to such time the board of directors of the subject corporation approved either the business combination or the transaction which resulted in such person being an interested stockholder. The Purchaser believes that neither the Offer nor the Merger is prohibited by
Section 203 of the DGCL.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law, and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in that state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted anti-takeover laws. Neither Thermo Electron nor the Purchaser knows whether any of these laws will, by their terms, apply to the Offer or the Merger, and the Purchaser has not necessarily complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state anti-takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See "The Tender Offer--Certain Conditions Of The Offer."

DIVIDENDS AND DISTRIBUTIONS

     If, on or after October 17, 2000, the Company should declare or pay any dividend or other distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date occurring prior to the transfer to the name of the Purchaser or its nominees or transferees on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights described in "The Tender Offer--Certain Conditions Of The Offer," (1) the purchase price per Share payable by the Purchaser pursuant to the Offer will be reduced in the amount of any such cash dividend or distribution, and (2) the whole of any non-cash dividend or distribution (including, without limitation, additional Shares or rights as aforesaid) will be required to be remitted promptly and transferred by each tendering stockholder to the Depositary for the account of the Purchaser accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right, and may withhold the entire purchase price or deduct from the purchase price the amount of value of such non-cash dividend, distribution or right, as determined by the Purchaser in its sole discretion.

     If, on or after October 17, 2000, the Company should split the Shares or combine or otherwise change the Shares or its capitalization, then, without prejudice to the Purchaser's rights described under the heading "The Tender Offer--Certain Conditions Of The Offer," appropriate adjustments to reflect such split, combination or change may be made by the Purchaser in the purchase price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material U.S. federal income tax consequences of the Offer and the Merger to the beneficial owners of Shares. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable treasury regulations thereunder, judicial decisions and current administrative rulings as in effect on the date of this Offer to Purchase. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Code (for example, life insurance companies, foreign corporations, foreign partnerships, foreign estates or trusts, or individuals who are not citizens or residents of the United States and beneficial owners whose Shares were acquired pursuant to the exercise of warrants, employee stock options or otherwise as compensation) and does not address any aspect of state, local, foreign or other taxation.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Code, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a beneficial owner of Shares that tenders Shares pursuant to the Offer or surrenders Shares pursuant to the Merger will recognize gain or loss equal to the difference between the amount of cash received by the beneficial owner and the aggregate tax basis in the Shares sold pursuant to the Offer or canceled and converted to cash pursuant to the Merger. Gain or loss will be calculated separately for each block of Shares purchased pursuant to the Offer or canceled and converted to cash pursuant to the Merger.

     Gain or loss on the disposition of Shares will generally be capital gain or loss, assuming that the Shares are held as capital assets and that a beneficial owner of Shares does not, directly or indirectly under the attribution rules set forth in Sections 304 and 318 of the Code and the applicable treasury regulations, own Shares following the Offer and the Merger. Capital gains of individuals, estates and trusts generally are subject to a maximum federal income tax rate of (i) 20% if, at the time the tendered Shares are accepted for payment (in the case of the Offer) or the Effective Time of the Merger (in the case of the Merger), the beneficial owner held the Shares for more than one year or (ii) 39.6% if, at the time the tendered Shares are accepted for payment (in the case of the Offer) or the Effective Time of the Merger (in the case of the Merger), the beneficial owner held the Shares for not more than one year. Capital gains of corporations generally are taxed at the federal income tax rates applicable to corporate ordinary income. In addition, the ability of both corporate and non-corporate beneficial owners to use capital losses to offset ordinary income is limited.

     In general, cash received by Public Stockholders who exercise statutory appraisal rights ("Dissenting Stockholders") in respect of such appraisal rights will result in the recognition of gain or loss to the Dissenting Stockholders. Any such Dissenting Stockholder should consult with its tax advisor for a full understanding of the tax consequences of the receipt of cash in respect of appraisal rights pursuant to the Merger.

     A beneficial owner may be subject to backup federal income tax withholding at a rate of 31% with respect to the amount of cash received pursuant to the Offer or the Merger unless the owner provides its tax identification number ("TIN") and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A beneficial owner that does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service. See "The Tender Offer--Procedures For Accepting The Offer And Tendering Shares--Backup Federal Income Tax Withholding."

     If backup withholding applies to a beneficial owner, the Depositary is required to withhold 31% from payments to such owner. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the beneficial owner upon filing an income tax return.

     EACH BENEFICIAL OWNER OF SHARES IS URGED TO CONSULT SUCH BENEFICIAL OWNER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH BENEFICIAL OWNER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                      PRICE RANGE OF THE SHARES; DIVIDENDS

     PRICE RANGE OF SHARES. The Shares are listed on the American Stock Exchange under the symbol "TXM". The following table sets forth the high and low closing sales prices per Share on the American Stock Exchange, as reported in publicly available sources for each of the periods indicated.

                                                                HIGH          LOW
                                                              --------      -------
Fiscal Year Ended October 2, 1999:
  First Quarter.............................................  $14.375       $5.50
  Second Quarter............................................  $ 8.75        $5.875
  Third Quarter.............................................  $ 6.50        $4.25
  Fourth Quarter............................................  $ 6.125       $3.625
Fiscal Year Ended September 30, 2000:
  First Quarter.............................................  $ 3.9375      $2.1875
  Second Quarter............................................  $ 5.1875      $2.25
  Third Quarter.............................................  $ 3.1875      $1.75
  Fourth Quarter............................................  $ 2.00        $0.875
Fiscal Year Ending September 29, 2001:
  First Quarter (through October 23, 2000)..................  $ 2.125       $1.00

     As of September 30, 2000, there were 414 holders of record of the Shares and in excess of 5,000 beneficial owners of the Shares.

     On October 16, 2000, the last full trading day prior to the public announcement of Thermo Electron's intention to commence the Offer, the closing sale price per Share, as reported on the American Stock Exchange, was $1.0625. On October 23, 2000, the closing sale price per Share, as reported on the American Stock Exchange, was $2.0625.

STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     DIVIDENDS. The Company has never declared or paid any cash dividends in respect of the Shares.

                   CERTAIN INFORMATION CONCERNING THE COMPANY

     Stockholders are urged to review the publicly available information concerning the Company before acting on the Offer.

     GENERAL. Historically, the Company has engaged in the design, manufacture and marketing of mammography equipment, minimally invasive breast-biopsy systems, and general purpose and specialized medical x-ray equipment and dental x-ray systems. In September 2000, the Company sold its U.S. operations to Hologic. See "Special Factors--Background To The Offer And The Merger--Actions Prior to Commencement of the Offer." At the date of this Offer to Purchase the Company primarily designs, manufactures and markets digital and conventional dental x-ray systems through its subsidiary, Trophy Radiologie. Trophy is based in France and sells its dental imaging systems in the United States through the Company's TREXTrophy Dental Division. The principal executive offices of the Company are located at 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046 and its telephone number is (781) 622-1000.

     The Company is subject to the disclosure requirements of the Exchange Act and in accordance therewith is required to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. In addition, the Company is required to file within 10 business days of the commencement of this Offer, and to distribute to the Company's Stockholders, a statement on Schedule 14D-9 regarding its recommendation to the Company's stockholders with respect to the Offer. Such reports, proxy statements, Schedule 14D-9 and other information are available for inspection at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 and should also be available for inspection at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained at prescribed rates from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. In addition, certain material filed by the Company may also be available for inspection at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY 10006-1881.

     Neither Thermo Electron nor the Purchaser intends to grant unaffiliated stockholders special access to the Company's records in connection with the Offer. Neither Thermo Electron nor the Purchaser intends to obtain counsel to or appraisal services for unaffiliated stockholders of the Company.

     FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the audited consolidated financial statements contained in the Company's Annual Report on Form 10-K for its fiscal year ended October 2, 1999, the unaudited financial statements contained in the Company's Quarterly Reports on Form 10-Q for the quarters ended July 1, 2000 and July 3, 1999 and the unaudited pro forma financial statements contained in the Company's Current Report on Form 8-K dated September 15, 2000 (collectively, the "Company Reports"). More comprehensive financial information is included in the Company Reports and in other documents filed by the Company with the Commission (which may be inspected or obtained in the manner set forth above), and the following financial information is qualified in its entirety by reference to the Company Reports and other documents and all of the financial information (including any related notes) contained therein or incorporated therein by reference.

     The selected financial information presented below as of and for the fiscal years ended October 2, 1999, October 3, 1998, September 27, 1997, September 28, 1996 and September 30, 1995 has been derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP. The selected financial information for the twelve months ended September 30, 1995 and as of and for the nine months ended July 1, 2000 and July 3, 1999 and the pro forma financial information has not been audited. The results of operations for the nine months ended July 1, 2000 are not necessarily indicative of results for the entire year.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                              NINE MONTHS ENDED                         FISCAL YEAR ENDED
                                             --------------------   ---------------------------------------------------------
                                              JULY 1,    JULY 3,    OCT. 2,    OCT. 3,    SEPT. 27,   SEPT. 28,    SEPT. 30,
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)      2000 (a)    1999 (b)   1999 (c)   1998 (d)   1997 (e)    1996 (f)       1995
---------------------------------------      ---------   --------   --------   --------   ---------   ---------   -----------
                                                 (UNAUDITED)                                                      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues...................................  $ 130,258   $188,253   $241,604   $266,964   $229,294    $150,195      $70,505
Net Income (Loss)..........................   (113,846)   (19,997)   (28,069)    18,204     14,674       9,344        3,592
Earnings (Loss) per Share:
  Basic....................................      (3.56)      (.62)      (.87)       .57        .51         .40          .18
  Diluted..................................      (3.56)      (.62)      (.87)       .56        .50         .39          .18
Weighted Average Shares:
  Basic....................................     31,972     32,420     32,316     32,213     28,826      23,365       20,000
  Diluted..................................     31,972     32,420     32,316     33,132     29,685      26,252       20,000
BALANCE SHEET DATA (AT END OF PERIOD):
Working Capital............................  $  34,614              $ 74,278   $125,940   $ 79,649    $ 59,834
Total Assets...............................    147,704               277,027    342,521    229,437     204,061
Long-term Obligations......................        159                   177      8,631      8,047       8,109
Shareholders' Investment...................     85,645               203,781    258,046    169,094     149,297
OTHER DATA:
Book Value per Share.......................  $    2.68   $   6.59   $   6.37   $   7.56
Cash Dividends.............................         --         --         --         --         --          --           --
Ratio of Earnings to Fixed Charges (i).....        N/A        N/A        N/A      20.8x
Ratio of Earnings to Fixed Charges Coverage
  Deficiency...............................  $ 109,456   $ 29,470   $ 39,909        N/A

                                                            PRO FORMA (h)
                                                         -------------------
                                               NINE        NINE      FISCAL
                                              MONTHS      MONTHS      YEAR
                                             ENDED (g)    ENDED      ENDED
                                             ---------   --------   --------
                                             SEPT. 30,   JULY 1,    OCT. 2,
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)        1995        2000       1999
---------------------------------------      ---------   --------   --------
                                                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues...................................  $ 55,291    $ 43,176   $ 67,866
Net Income (Loss)..........................     3,483     (16,969)    (3,789)
Earnings (Loss) per Share:
  Basic....................................       .17        (.53)      (.12)
  Diluted..................................       .17        (.53)      (.12)
Weighted Average Shares:
  Basic....................................    20,000      31,972     32,316
  Diluted..................................    20,000      31,972     32,316
BALANCE SHEET DATA (AT END OF PERIOD):
Working Capital............................  $ 13,171    $ 34,577
Total Assets...............................   102,374     112,725
Long-term Obligations......................        --         159
Shareholders' Investment...................    80,010      73,617
OTHER DATA:
Book Value per Share.......................
Cash Dividends.............................        --          --         --
Ratio of Earnings to Fixed Charges (i).....
Ratio of Earnings to Fixed Charges Coverage
  Deficiency...............................

---------------
(a) Reflects a $98.2 million charge for net restructuring and related costs.

(b) Reflects an $18.7 million charge for restructuring and related costs.

(c) Reflects a $23.8 million pretax charge for restructuring and related costs.

(d) Reflects the October 1997 and April 1998 acquisitions of Digitec Corporation and Trophy Radiologie S.A., respectively, and the Company's sale of its common stock in February 1998 for net proceeds of $66.9 million.

(e) Reflects the Company's sale of its common stock in December 1996 for net proceeds of $4.1 million.

(f) Reflects the May 1996 and September 1996 acquisitions of XRE Corporation and Continental X-Ray Corporation, respectively, and the Company's private placements of common stock in November 1995 and January 1996 and initial public offering of common stock in July 1996, for aggregate net proceeds of $67.7 million.

(g) In September 1995, the Company changed its fiscal year end from the Saturday nearest December 31 to the Saturday nearest September 30. Accordingly, the Company's 39-week transition period ended September 30, 1995, is presented.

(h) The pro forma combined statement of operations data sets forth the results of operations for the fiscal year ended October 2, 1999, and the nine months ended July 1, 2000, as if the disposition by the Company of its U.S. operations had occurred at the beginning of fiscal 1999. The pro forma consolidated condensed balance sheet sets forth the financial position as of July 1, 2000, as if the disposition had occurred as of that date.

(i) For purposes of computing the ratios of earnings to fixed charges, "earnings" represent income before taxes and minority interest, plus fixed charges. "Fixed charges" consist of interest on indebtedness and one-third of rental expense, which is deemed to be the interest component of such rental expense.

                         CERTAIN INFORMATION CONCERNING
                       THE PURCHASER AND THERMO ELECTRON

THE PURCHASER

     The Purchaser is a newly organized, wholly-owned subsidiary of Thermo Electron formed for the purpose of making the Offer. The Purchaser is organized under the laws of the State of Delaware. The Purchaser's principal executive offices are located at 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, and its telephone number is (781) 622-1000.

     The name, business address, principal occupation, employment history and citizenship of each of the executive officers and directors of the Purchaser are set forth on Schedule I hereto.

     During the past five years, the Purchaser has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the Purchaser from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

THERMO ELECTRON

     Thermo Electron, a Delaware corporation, and its subsidiaries develop and manufacture a broad range of products that are sold worldwide. Thermo Electron is a world leader in monitoring, analytical and biomedical instrumentation; biomedical products including heart-assist devices, respiratory-care equipment and mammography systems; and paper recycling and papermaking equipment. Thermo Electron also develops alternative-energy systems and clean fuels, provides a range of services including industrial outsourcing and environmental-liability management and conducts research and development in advanced imaging, laser and electronic information-management technologies. Thermo Electron performs its business through wholly-owned subsidiaries and divisions, as well as majority owned subsidiaries that are partially owned by public or private investors.

     On January 31, 2000, Thermo Electron announced that its Board of Directors had authorized its management to proceed with a major reorganization of the operations of Thermo Electron and its subsidiaries. As part of this reorganization, Thermo Electron has acquired the public minority interests in most of its subsidiaries that had minority investors and has divested a variety of non-core businesses. Thermo Electron also plans to effect additional divestitures and spin off its separation technologies and fiber-based products business and its medical products business as part of the reorganization. The primary goal of this reorganization is for Thermo Electron and each of its spun-off subsidiaries to focus on their respective core businesses. The purpose of the Offer and the Merger is to acquire the minority public interest in the Company as part of Thermo Electron's overall reorganization and to permit the Public Stockholders to receive payment for their Shares without the risks and potential delays related to the Fischer patent infringement litigation, the planned sale by the Company of Trophy and the contractual indemnities given by the Company to the purchasers of its businesses.

     Thermo Electron's common stock is listed on the New York Stock Exchange under the symbol "TMO". The principal executive offices of Thermo Electron are located at 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, and its telephone number is (781) 622-1000.

     Thermo Electron is subject to the disclosure requirements of the Exchange Act and in accordance therewith is required to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information are available for inspection and copying at prescribed rates at the offices of the Commission as set forth under "Certain Information Concerning The Company." In addition, certain material filed by Thermo Electron may also be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The name, business address, principal occupation, five-year employment history and citizenship of each of the directors and executive officers of Thermo Electron are set forth in Schedule I hereto.

     During the past five years, Thermo Electron has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Thermo Electron from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

CERTAIN TRANSACTIONS

     Except as otherwise set forth in this Offer to Purchase, neither the Purchaser nor Thermo Electron or, to the best knowledge of the Purchaser and Thermo Electron, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any Shares or other securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of any such Shares or other securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

     PRIOR CONTACTS. Except as set forth in this Offer to Purchase (particularly the section entitled "Special Factors--Background To The Offer And The Merger"), since October 25, 1998, there have been no contacts, negotiations or transactions between the Purchaser, Thermo Electron, any subsidiary of Thermo Electron or, to the best knowledge of the Purchaser and Thermo Electron, any of the persons listed on Schedule I hereto, on the one hand, and the Company or any of its officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets, other than votes cast by Thermo Electron for the election of directors of the Company in the normal course.

     PRIOR BUSINESS RELATIONSHIPS. Except as set forth in this Offer to Purchase, neither the Purchaser, Thermo Electron nor, to the best knowledge of the Purchaser and Thermo Electron, any of the persons listed on Schedule I hereto has, since October 25, 1998, had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require disclosure herein under the rules and regulations of the Commission applicable to the Offer or the Merger.

     INTERCOMPANY SALES AND BORROWING. At September 30, 2000, the Company had outstanding $8 million aggregate principal amount of Subordinated Convertible Notes due September 30, 2000 to Thermo Electron. The Subordinated Convertible Notes were convertible into Shares at a conversion price of $11.79 per Share. As of September 30, 2000, Thermo Electron agreed to refinance the Subordinated Convertible Notes. In exchange for the Subordinated Convertible Notes, the Company issued to Thermo Electron a non-convertible note in an aggregate principal amount of $8 million. This note bears interest at the dealer commercial paper rate plus 100 basis points and is payable on March 30, 2001.

     Revenues from affiliated companies during the nine-month periods ended July 1, 2000 and July 3, 1999, and the fiscal year ended October 1, 1999, respectively, include $712,000, $2,616,000 and $3,414,000 for the sale of laser systems and components, and related services to ThermoLase Corporation, a majority-owned subsidiary of Thermo Electron.

     During the three- and nine-month periods ended July 1, 2000, the Company purchased high-transmission cellular (HTC) grids valued at $258,000 and $720,000, respectively, from the Tecomet division of Thermo Electron under a design and production arrangement. During the three- and nine-month periods ended July 3, 1999, the Company purchased HTC grids valued at $415,000 and $1,153,000, respectively. For the fiscal year ended October 1, 1999, the Company purchased HTC grids from Thermo Electron for an aggregate purchase price of $1,352,000.

     In October 1995, the Company and ThermoTrex Corporation, which merged into Thermo Electron in September 2000, entered into a license agreement under which the Company undertook to fund approximately $6.0 million of ThermoTrex's research and development efforts related to direct-detection digital imaging technology in certain medical imaging fields. In fiscal 1998, the Company recorded $2,200,000 of expense under this agreement, which concluded in fiscal 1998.

     FINANCIAL INFORMATION. Because the Offer Price will be paid in cash, the Purchaser and Thermo Electron do not believe that financial information with respect to the Purchaser and Thermo Electron and its subsidiaries would be material to a stockholder's evaluation of the Offer and the Merger. Financial information concerning Thermo Electron and its subsidiaries is filed by Thermo Electron with the Commission (which may be inspected and copies thereof obtained at the offices of the Commission as set forth in "Certain Information Concerning The Company").

                           SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase all of the outstanding Shares pursuant to the Offer and the Merger, and to pay related fees and expenses, is estimated to be approximately $15.7 million. The Purchaser will obtain the funds to purchase the Shares in the Offer and the Merger from Thermo Electron as a loan or capital contribution. Thermo Electron will use its own working capital to fund this loan or capital contribution. Because Thermo Electron has committed to provide the necessary funding for the Offer and the Merger, the Purchaser has no alternative financing arrangements.

                          THE MERGER; APPRAISAL RIGHTS

THE MERGER

     Following the consummation of the Offer, subject to the terms and conditions and in accordance with the DGCL, Thermo Electron plans to cause the Purchaser to merge with and into the Company. Upon the Effective Date of the
Merger:

     - each Share issued and outstanding immediately prior to the Effective Date of the Merger (other than Shares held by Public Stockholders, if any, who are entitled to and who properly exercise their dissenters' rights (See "--Appraisal Rights" below) under the DGCL) will be cancelled and extinguished and be converted into and become a right to receive the Offer Price per Share; and

     - each outstanding share of the Purchaser's capital stock issued and outstanding immediately prior to the Effective Date of the Merger will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. As a result of the Merger, Thermo Electron will own all of the outstanding equity interests in the Company.

     Under the DGCL, if the Purchaser holds at least 90% of the outstanding Shares, the Purchaser would have the power to effect the Merger without a vote of the Company's Board of Directors or the Company's other stockholders. The Purchaser intends to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the consummation of the Offer and without a meeting of the Company's stockholders.

APPRAISAL RIGHTS

     Stockholders who tender their Shares in the Offer are not entitled to appraisal rights under the DGCL. If the Purchaser effects the Merger, then Company stockholders who do not tender their Shares to the Purchaser pursuant to the Offer would have the right to demand an appraisal of the fair value of their Shares in accordance with the provisions of Section 262 of the DGCL ("Section 262"), which sets forth the rights and obligations of Company stockholders demanding an appraisal and the procedures to be followed.

     Under the DGCL, record holders of the Shares who follow the procedures set forth in Section 262 will be entitled to have their Shares appraised by the Court of Chancery of the State of Delaware and to receive payment of the fair value of such shares together with a fair rate of interest, if any, as determined by such court. The fair value as determined by the Delaware court is exclusive of any element of value arising from the accomplishment or expectation of the Merger. The following is a summary of certain of the provisions of
Section 262 of the DGCL and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Offer to Purchase as Schedule III.

     The Surviving Corporation would notify the Public Stockholders of record as of the Effective Date of the Merger, and of the approval and consummation of the Merger and the availability of appraisal rights under Section 262 within ten days after the Effective Date of the Merger (the "Merger Notice"). Any Public Stockholder entitled to appraisal rights would have the right, within 20 days after the date of mailing of the Merger Notice, to demand in writing from the Surviving Corporation an appraisal of his Shares. Such demand will be sufficient if it reasonably informs the Surviving Corporation of the identity of the stockholder and that the stockholder intends to demand an appraisal of the fair value of his Shares. Failure to make such a timely demand would foreclose a Public Stockholder's right to appraisal.

     Only a holder of record of Shares as of the Effective Date of the Merger is entitled to assert appraisal rights for the Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the holder's Share Certificates. Holders of Shares who hold their shares in brokerage accounts or other nominee forms and wish to exercise appraisal rights should consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of the Shares should be sent or delivered to Sandra L. Lambert, Secretary, Trex Medical Corporation, c/o Thermo Electron

Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02454-9046, so as to be received within the 20 days after the mailing of the Merger Notice.

     If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand, the agent is agent for such owner or owners.

     A record holder such as a broker holding Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Shares held for one or more beneficial owners while not exercising such rights with respect to the Shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all Shares held in the name of the record holder.

     Within 10 calendar days after the Effective Date of the Merger, the Surviving Corporation must send a notice as to the effectiveness of the Merger. Within 120 calendar days after the Effective Date of the Merger, the Surviving Corporation, or any stockholder entitled to appraisal rights under Section 262 who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares of all such stockholders. The Surviving Corporation is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the Shares. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

     Within 120 calendar days after the Effective Date of the Merger, any stockholder of record who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of Shares with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such statement must be mailed within 10 calendar days after a written request therefor has been received by the Surviving Corporation or within 10 calendar days after the expiration of the period for the delivery of demands for appraisal, whichever is later.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the fair value of the Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their Shares as determined under Section 262 could be more than, the same as or less than the amount per Share that they would otherwise receive if they did not seek appraisal of their Shares. The Delaware Supreme Court has stated that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Shares have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of Shares in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all the Shares entitled to appraisal.

     The Court may require stockholders who have demanded an appraisal and who hold Shares represented by certificates to submit their certificates for Shares to the Court for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Date of the Merger, be entitled to vote the Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Shares (except dividends or other distributions payable to holders of record of Shares as of a date prior to the Effective Date of the Merger).

     If any stockholder who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the Shares of such holder will be converted into the right to receive the Offer Price, without interest. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition is filed within 120 calendar days after the Effective Date of the Merger. A stockholder may withdraw a demand for appraisal by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 calendar days after the Effective Date of the Merger will require the written approval of the Surviving Corporation. Once a petition for appraisal has been filed, such appraisal proceeding may not be dismissed as to any stockholder without the approval of the Court.

     For U.S. federal income tax purposes, stockholders who receive cash for their Shares upon exercise of their appraisal rights will realize taxable gain or loss. See "Certain Federal Income Tax Consequences."

     THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE THEIR APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY EXPRESS REFERENCE TO THE DELAWARE APPRAISAL STATUTE, THE FULL TEXT OF WHICH IS ATTACHED HERETO AS SCHEDULE III. STOCKHOLDERS ARE URGED TO READ SCHEDULE III IN ITS ENTIRETY SINCE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

                               FEES AND EXPENSES

     The Advisor is acting as the financial advisor to the Purchaser and Thermo Electron in connection with the Offer and the Merger. The Advisor is also acting as Dealer Manager in connection with the Offer. For a discussion of the fees to be paid to the Advisor in connection with Offer and the Merger, see "Special Factors--Summary Of The Advisor's Analysis And Opinion."

     The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent and American Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial owners. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under U.S. federal securities laws.

     The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Manager and the Information Agent). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

     The following is an estimate of fees and expenses to be incurred by the Purchaser in connection with the Offer:

Fee for the Advisor.........................................  $  500,000
Legal.......................................................     250,000
Printing....................................................     100,000
Advertising.................................................      25,000
Filing......................................................       3,615
Depositary..................................................       7,500
Information Agent (including mailing).......................      12,000
Miscellaneous...............................................     101,885
                                                              ----------
                                                              $1,000,000
                                                              ==========

     The Company will not pay any of the fees and expenses to be incurred by the Purchaser in connection with the Offer.

                                 MISCELLANEOUS

     The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     Thermo Electron and the Purchaser have filed with the Commission a Schedule TO together with exhibits, pursuant to Rule 14d-3 and Rule 13e-3 promulgated by the Commission under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to information about the Company in "Certain Information Concerning The Company" (except that such statement and amendments may not be available in the regional offices of the Commission).

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED.

October 25, 2000

                                   SCHEDULE I

           MEMBERS OF THE BOARDS OF DIRECTORS AND EXECUTIVE OFFICERS
                      OF THE PURCHASER AND THERMO ELECTRON

DIRECTOR AND EXECUTIVE OFFICER OF THE PURCHASER

     Mr. John T. Keiser is the president and sole director of the Purchaser. Biographical and other information with respect to Mr. Keiser is set forth below under "-- Directors And Executive Officers Of Thermo Electron."

DIRECTORS AND EXECUTIVE OFFICERS OF THERMO ELECTRON

     The name, business address, position with Thermo Electron, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Thermo Electron, together with the names, principal businesses and addresses of any corporations or other organizations in which such principal occupations are conducted, are set forth below. Unless otherwise indicated, each occupation set forth refers to Thermo Electron, each individual is a U.S. citizen and each individual's business address is 81 Wyman Street, Waltham, Massachusetts 02454. Unless otherwise indicated, to the knowledge of the Purchaser and Thermo Electron, no director or executive officer of Thermo Electron beneficially owns any Shares (or rights to acquire Shares). Unless otherwise indicated, to the knowledge of each of the Purchaser and Thermo Electron, no director or executive officer of Thermo Electron has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors), and no director or executive officer of Thermo Electron was a party to any judicial or administrative proceeding during the last five years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

SAMUEL W. BODMAN III         Dr. Bodman, 61, has been a director of Thermo
                             Electron since May 1999. Since 1988, Dr. Bodman has served as the chairman and chief executive officer of Cabot Corporation, a manufacturer of specialty chemicals and materials located at 75 State Street, Boston, MA 02109. Dr. Bodman is also a director of Cabot Corporation, John Hancock Financial Services,
                             Inc., Security Capital Group Incorporated and
                             Westvaco Corporation.

PETER O. CRISP               Mr. Crisp, 68, has been a director of Thermo
                             Electron since 1974. Mr. Crisp was a general partner of Venrock Associates, a venture capital investment firm located at 30 Rockefeller Plaza, New York, NY 10112, for more than five years until his retirement in September 1997. He has been the vice chairman of Rockefeller Financial Services, Inc. since December 1997. Mr. Crisp is also a director of American Superconductor Corporation,
                             Evans & Sutherland Computer Corporation and United
                             States Trust Corporation.

MARIJN E. DEKKERS            Mr. Dekkers, 43, has been a director, president and
                             chief operating officer of Thermo Electron since
                             July 2000. From 1999 to July 2000, Mr. Dekkers was president of the electronic materials division of Honeywell International (formerly Allied Signal
                             Co.), a manufacturer of automated controls for the aerospace, automotive, pharmaceutical, fibers and plastics industries, and also was vice president, general manager of Honeywell International's specialty films division from 1995 to 1999. Mr.
                             Dekkers is a citizen of the Netherlands.

ELIAS P. GYFTOPOULOS         Dr. Gyftopoulos, 73, has been a director of Thermo
                             Electron since 1976. Dr. Gyftopoulos is Professor
                             Emeritus of the Massachusetts Institute of Technology, where he was the Ford Professor of Mechanical Engineering and of Nuclear Engineering for more than 20 years until his retirement in 1996. Dr. Gyftopoulos is also a director of Thermo
                             Cardiosystems Inc. and Trex Medical Corporation.

FRANK JUNGERS                Mr. Jungers, 74, has been a director of Thermo
                             Electron since 1978. Mr. Jungers has been a consultant on business and energy matters since
                             1977. His business address is 822 N.W. Murray
                             Boulevard, Suite 242, Portland, OR 97229. Mr.
                             Jungers is also a director of The AES Corporation, Donaldson, Lufkin & Jenrette, Inc. and Statia
                             Terminals Group N.V.

JIM P. MANZI                 Mr. Manzi, 48, has been a director of Thermo
                             Electron since May 2000. He was the chairman, president and chief executive officer of Lotus
                             Development Corporation, a software manufacturer, from 1984 to 1995. Since leaving Lotus, he has been involved in a number of technology start-up ventures, primarily related to the Internet.

ROBERT A. MCCABE             Mr. McCabe, 66, has been a director of Thermo
                             Electron since 1962. He has been the chairman of Pilot Capital Corporation, located at 444 Madison
                             Avenue, Suite 2103, New York, NY 10022, which is engaged in private investments, since 1998. Mr.
                             McCabe was the president of Pilot Capital
                             Corporation from 1987 to 1998. Mr. McCabe is also a director of Atlantic Bank & Trust Company, Burns
                             International Services Corporation and Church &
                             Dwight Company.

HUTHAM S. OLAYAN             Ms. Olayan, 46, has been a director of Thermo
                             Electron since 1987. She has served since 1995 as president and a director of Olayan America
                             Corporation, a member of the Olayan Group, and as president and a director of Competrol Real Estate
                             Limited, another member of the Olayan Group, from 1986 until its merger into Olayan America
                             Corporation in 1997. The surviving company, which is located at 505 Park Avenue, Suite 1100, New
                             York, NY 10022, is engaged in private investments, including real estate, and advisory services. Ms.
                             Olayan is also a director of Trex Medical
                             Corporation.

ROBERT W. O'LEARY            Mr. O'Leary, 56, has been a director of Thermo
                             Electron since June 1998. He has been the president and chief executive officer of PacifiCare Health
                             Systems, Inc., a managed health services company located at 3120 Lake Center Drive, Santa Ana, CA
                             92704, since July 2000. From 1995 to July 2000, Mr.
                             O'Leary was the president and chairman of Premier, Inc., a strategic alliance of not-for-profit health care and hospital systems. Mr. O'Leary is also a director of Eco Soil Systems, Inc. and PacifiCare.

RICHARD F. SYRON             Dr. Syron, 56, has been a director of Thermo
                             Electron since September 1997, its chief executive officer since June 1999 and chairman of the board since January 2000. He also served as President of Thermo Electron from June 1999 to July 2000. From
                             April 1994 until May 1999, Dr. Syron was the chairman and chief executive officer of the American Stock Exchange Inc. located at 86 Trinity
                             Place, New York, NY 10006-1881. Dr. Syron is also a director of Dreyfus Corporation, The John Hancock
                             Financial Services, Inc. and Thermo Fibertek Inc.

BRIAN D. HOLT                Mr. Holt, 51, became the chief operating officer,
                             energy and environment, of Thermo Electron in September 1998. Mr. Holt has been the president and chief executive officer of Thermo Ecotek
                             Corporation, a wholly-owned subsidiary of Thermo
                             Electron located at 245 Winter Street, Waltham, MA
                             02451, that is involved in clean-power resources, clean fuels, and naturally derived products for protecting crops since February 1994. From March
                             1996 to September 1998, he was a vice president of Thermo Electron.

JOHN T. KEISER               Mr. Keiser, 64, became chief operating officer,
                             biomedical, of Thermo Electron in September 1998 and was a vice president from April 1997 until his promotion. He has also been the president of Thermo
                             Electron's
                             wholly owned biomedical group, a manufacturer of medical equipment and instruments, since 1994. Mr.
                             Keiser is a director of Thermo Cardiosystems Inc.
                             and Trex Medical Corporation.

THEO MELAS-KYRIAZI           Mr. Melas-Kyriazi, 41, has been a vice president of
                             Thermo Electron since March 1998 and its chief financial officer since January 1999. Prior to his appointment as a vice president of Thermo Electron, Mr. Melas-Kyriazi served as president and chief executive officer of ThermoSpectra Corporation, a wholly-owned subsidiary of Thermo Electron that develops, manufactures and markets precision imaging, inspection, measurement and temperature-control instrumentation for customers in an array of industries, from its inception in August 1994 until March 1998. Mr. Melas-Kyriazi is a citizen of Greece.

WILLIAM A. RAINVILLE         Mr. Rainville, 58, became chief operating officer,
                             recycling and resource recovery, of Thermo Electron in September 1998. Prior to that time, Mr.
                             Rainville was a senior vice president of Thermo
                             Electron from March 1993 to September 1998, and a vice president of Thermo Electron from 1986 to 1993. He has been president and chief executive officer of Thermo Fibertek Inc., a majority-owned subsidiary of Thermo Electron located at 245 Winter
                             Street, Waltham, MA 02451 that develops and manufactures equipment and products for the papermaking and paper-recycling industries, since its inception in 1991. Mr. Rainville is also a director of Thermo Fibergen Inc. and Thermo
                             Fibertek Inc.

     STOCK OWNERSHIP. The following table sets forth the beneficial ownership of common stock of the Company, as well as the common stock of Thermo Electron, as of September 30, 2000, with respect to each director and executive officer of Thermo Electron. No director or executive officer of Thermo Electron beneficially owns any shares of capital stock of the Purchaser. The directors and executive officers of Thermo Electron disclaim beneficial ownership of the shares of common stock beneficially owned by Thermo Electron.

                                                               TREX MEDICAL     THERMO ELECTRON
NAME(1)                                                       CORPORATION(2)    CORPORATION(3)
Samuel W. Bodman............................................           0              30,004
Peter O. Crisp..............................................       1,500             143,719
Marijn E. Dekkers...........................................           0             961,500
Elias P. Gyftopoulos........................................      44,340             190,072
Frank Jungers...............................................       1,650             272,328
Jim P. Manzi................................................           0              15,790
Robert A. McCabe............................................       7,050             134,706
Hutham S. Olayan............................................      52,654              53,683
Robert W. O'Leary...........................................           0              46,753
Richard F. Syron............................................           0           1,409,806
Brian D. Holt...............................................       4,000             535,117
John T. Keiser..............................................      20,000             641,554
Theo Melas-Kyriazi..........................................      54,000             712,865
William A. Rainville........................................      20,000             416,722
All directors and current executive officers as a group (14
  persons)..................................................     205,194           5,564,619

---------------
(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) Shares of the common stock of the Company beneficially owned by Mr. Crisp, Dr. Gyftopoulos, Mr. Holt, Mr. Jungers, Mr. Keiser, Mr. McCabe, Mr. Melas-Kyriazi, Ms. Olayan, Mr. Rainville and all directors and current executive officers as a group include 1,500, 41,000, 4,000, 1,000, 20,000, 1,000,

    54,000, 41,000, 20,000 and 183,500 shares, respectively, that such person or members of the group have the right to acquire within 60 days of September 30, 2000, through the exercise of stock options. Shares beneficially owned by Dr. Gyftopoulos, Ms. Olayan and all directors and current executive officers as a group include 2,340, 6,654 and 8,994 shares, respectively, allocated to accounts maintained pursuant to the Company's deferred compensation plan for directors. Shares beneficially owned by Ms. Olayan do not include 350,000 shares owned by Olayan America Corporation, a member of the Olayan Group which is indirectly controlled by Suliman S. Olayan, Ms. Olayan's father. Ms Olayan disclaims beneficial ownership of the shares owned by Olayan America Corporation. The directors and the named executive officers did not individually, and the directors and current executive officers as a group did not, beneficially own more than 1% of the Company's common stock outstanding as of September 30, 2000.

(3) Shares of the common stock of Thermo Electron Corporation beneficially owned by Dr. Bodman, Mr. Crisp, Mr. Dekkers, Dr. Gyftopoulos, Mr. Holt, Mr. Jungers, Mr. Keiser, Mr. Manzi, Mr. McCabe, Mr. Melas-Kyriazi, Ms. Olayan, Mr. O'Leary, Mr. Rainville, Dr. Syron and all directors and current executive officers as a group include 27,000, 26,645, 900,000, 74,597, 494,708, 84,204, 479,924, 15,000, 65,781, 614,358, 24,633, 28,566, 346,978,
    1,311,000 and 4,493,394 shares, respectively, that such person or members of the group have the right to acquire within 60 days of September 30, 2000, through the exercise of stock options. Shares beneficially owned by Dr. Bodman, Mr. Crisp, Dr. Gyftopoulos, Mr. Jungers, Mr. Manzi, Mr. McCabe, Ms. Olayan, Mr. O'Leary, Dr. Syron and all directors and current executive officers as a group include 3,004, 49,277, 2,050, 80,427, 790, 34,725,
    21,082, 5,187, 2,506 and 199,048 shares, respectively, allocated to accounts maintained pursuant to the Thermo Electron Corporation deferred compensation plan for directors. Shares beneficially owned by Mr. Jungers include 215 shares held by his spouse. Shares beneficially owned by Ms. Olayan do not include 6,000,000 shares owned by Crescent Holding GmbH, a member of the Olayan Group. Crescent Holding GmbH is indirectly controlled by Suliman S. Olayan, Ms. Olayan's father. Ms. Olayan disclaims beneficial ownership of the shares owned by Crescent Holding GmbH. No director or named executive officer beneficially owned more than 1% of the common stock outstanding as of September 30, 2000; all directors and current executive officers as a group beneficially owned 3.0% of the Thermo Electron common stock outstanding as of September 30, 2000.

                                  SCHEDULE II

                      INFORMATION CONCERNING TRANSACTIONS
                       IN THE COMMON STOCK OF THE COMPANY

     The following table sets forth information with respect to purchases of the Company's common stock by the Company, the Purchaser and Thermo Electron since October 4, 1998 (the commencement of the Company's second full fiscal year preceding the date of this Offer to Purchase).

                                              NUMBER OF
                                               SHARES         RANGE OF PRICES        AVERAGE PURCHASE
                                              PURCHASED        PAID PER SHARE         PRICE PER SHARE
 QUARTER/CALENDAR YEAR       PURCHASER     DURING QUARTER    DURING QUARTER(1)    PAID DURING QUARTER(1)
 ---------------------       ---------     ---------------   ------------------   -----------------------
4th Quarter 1998........  Trex Medical        1,540,000       $ 7.497 - 11.569            $11.03
4th Quarter 1998........  Thermo Electron     2,241,800       $  6.55 - 11.569            $ 8.77
1st Quarter 1999........  Trex Medical          700,300       $  7.05 -  8.55             $ 8.08

---------------
(1) Prices per share of the Company's common stock are net of commissions paid by the respective purchasers.

     There were no transactions in the Company's common stock effected during the 60 days preceding the date of this Offer to Purchase by the Purchaser or Thermo Electron or, to the best knowledge of the Purchaser and Thermo Electron, the Company or the directors and executive officers of any of the Company, the Purchaser or Thermo Electron.

                                  SCHEDULE III

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

262. APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251
(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
                                      III-1

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

                                      III-2

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed, by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by or more publications at least week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as
                                      III-3
other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98.)

                                      III-4

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and Share Certificates and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

           By Mail:                                                By Hand or Overnight Courier:
        59 Maiden Lane                                                    59 Maiden Lane
   New York, New York 10038                                          New York, New York 10038
Attn: Reorganization Department                                   Attn: Reorganization Department
                                   By Facsimile Transmission:
                                         (718) 921-8200
                                      Confirm by Telephone:
                                         (718) 921-8200

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other materials in connection with the Offer may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Stockholders may also contact their broker, dealer, bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                          77 Water Street, 20th Floor
                               New York, NY 10005
                Bankers and Brokers Call Collect (212) 425-1685
                    All Others Call Toll-Free (800) 549-6697

                      The Dealer Manager for the Offer is:

                          J.P. MORGAN SECURITIES INC.
                                 60 Wall Street
                               New York, NY 10260
                                 (212) 648-6771